                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                        NEUTRAL POSTURE ERGONOMICS, INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
         --------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)   Title of each class of securities to which transaction
              applies:
                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
         --------------------------------------------------------------

         2)   Aggregate number of securities to which transaction
              applies:
                     3,295,160*
         --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                     $2.27
         --------------------------------------------------------------

         4)   Proposed maximum aggregate value of transaction:
                     $7,480,013
         --------------------------------------------------------------

         5)   Total Fee Paid
                     $1,496
         --------------------------------------------------------------
         *includes shares underlying outstanding options to purchase shares of the Company's common stock, outstanding shares to be converted to cash, and outstanding shares to be exchanged for shares of Mergerco common stock.

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
                                                          ----------------------
         2) Form, Schedule or Registration Statement No.:
                                                          ----------------------
         3) Filing Party:
                                                          ----------------------
         4) Date Filed:
                                                          ----------------------

                                   [NPE LOGO]

                        NEUTRAL POSTURE ERGONOMICS, INC.

Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of Neutral Posture Ergonomics, Inc. (the "Company") on Friday, April 27, 2001, at 9:00 a.m., local time. The meeting will be held at the Brazos Center, 3232 Briarcrest Drive, Bryan, Texas.


     At this important meeting, you will be asked to consider and vote upon the merger of the Company with and into Neutral Posture Ergonomics Merger Co., Inc. ("Mergerco"). Pursuant to the merger, you would receive $2.27 per share for each share of the Company's common stock that you own if you are not a member of the management-led group that is seeking to acquire the Company (the "Buyer Group"). If you are a member of the Buyer Group, you would receive one share of Mergerco common stock for each share of Company common stock you own at the time of the merger.

     A special committee of the Company's board of directors negotiated the per share consideration and the other terms of the transaction with Mergerco. The Company's board of directors approved the merger agreement with Mergerco and has determined that its terms are fair to, and in the best interests of, the Company and its shareholders. Accordingly, your board recommends that the Company's shareholders vote "FOR" approval of the merger agreement.

     We cannot complete the merger unless the holders of two-thirds of the outstanding shares of the Company vote to approve the merger agreement and merger. Whether or not you plan to attend the meeting, please fill out, sign, date and return the enclosed proxy promptly in the envelope provided. Your shares will then be represented at the meeting. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

     YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. On behalf of the Company, thank you for your cooperation and continued support.

                                               Sincerely,


                                                   /s/ Rebecca E. Boenigk


                                                     Rebecca E. Boenigk
                                            Chairman and Chief Executive Officer


March 30, 2001


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        NEUTRAL POSTURE ERGONOMICS, INC.
                              3904 N. TEXAS AVENUE
                               BRYAN, TEXAS 77803
                            TELEPHONE (979) 778-0502

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON FRIDAY, APRIL 27, 2001



     A special meeting of shareholders of Neutral Posture Ergonomics, Inc., a Texas corporation (the "Company"), will be held at the Brazos Center, 3232 Briarcrest Drive, Bryan, Texas, on Friday, April 27, 2001, at 9:00, local time, for the following purposes:


          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 30, 2001, by and between the Company and Neutral Posture Ergonomics Merger Co., Inc. ("Mergerco") and the related merger, pursuant to which the Company will be merged with and into Mergerco. You will receive $2.27 per share in cash for each share you own of the Company's common stock at the time of the merger if you are not a member of the management-led group that is seeking to acquire the Company (the "Buyer Group"). If you are a member of the Buyer Group, you will receive one share of Mergerco common stock for each share of Company common stock you own at the time of the merger.

          (2) To vote to adjourn the special meeting if necessary.


     The Company's board of directors has fixed the close of business on March 22, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on March 22 are entitled to notice of, and to vote at, such meeting. As of March 22, there were 3,271,800 shares outstanding, held of record by approximately 110 holders.



     A complete list of shareholders entitled to vote at the meeting will be available for examination at 3904 N. Texas Avenue, Bryan, Texas 77803, for ten days prior to the meeting. This Notice of Special Meeting of Shareholders is first being mailed to shareholders entitled to notice of, and to vote at, the special meeting on or around March 30, 2001.


     Approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote at the special meeting. The board of directors of the Company has approved the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

     The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement. Under Texas law, you are entitled to appraisal rights in the merger. A copy of the relevant sections of the Texas statutes relating to dissenting shareholders' appraisal rights is attached as Appendix C to the accompanying proxy statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                            BY ORDER OF THE BOARD OF DIRECTORS,


                                                   /s/ Jaye E. Congleton

                                                     Jaye E. Congleton
                                            Executive Vice President -- Product
                                                 Development and Secretary

Bryan, Texas

March 30, 2001

                               SUMMARY TERM SHEET

     THIS SUMMARY HIGHLIGHTS INFORMATION FROM THIS PROXY STATEMENT, BUT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO CONSIDER WHEN EVALUATING THE MERITS OF THE MERGER AGREEMENT AND THE MERGER. WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND THE ATTACHED APPENDICES BEFORE VOTING. THE ACTUAL TERMS AND CONDITIONS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH WE HAVE ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A.

THE PARTIES


     Neutral Posture Ergonomics, Inc. is a Texas corporation engaged in the business of designing and manufacturing ergonomic products and accessories. The Company is publicly traded over the Nasdaq SmallCap Market, and as of March 22, 2001, had outstanding 3,271,800 shares held of record by approximately 110 shareholders. Throughout this proxy statement, we will refer to Neutral Posture Ergonomics, Inc. as "the Company."


     The Buyer Group consists of the following shareholders, directors and executive officers of the Company: Mark Benden, Rebecca Boenigk, Catherine Coker, Jaye Congleton, David Ebner, Gregory Katt, Thomas Peterson and Michele Zincke and certain custodial accounts for members of their families. Throughout this proxy statement, we will refer to these individuals and accounts collectively as the "Buyer Group."

     Neutral Posture Ergonomics Merger Co., Inc. is a Texas corporation formed solely for the purpose of effecting a merger with the Company. It is a privately held company, with 100% of its shares being held by Rebecca Boenigk. Throughout this proxy statement, we will refer to Neutral Posture Ergonomics Merger Co., Inc. as "Mergerco."

     For more information on the parties to the merger, see "The Parties," beginning on page 35 of the proxy statement.

THE MERGER

     If the merger agreement is approved by the shareholders, the Company will merge with and into Mergerco, with Mergerco surviving the merger. Holders of the Company's common stock, except for members of the Buyer Group, will receive $2.27 per share for each share of common stock that they own immediately before the merger. No member of the Buyer Group will receive any cash compensation for their outstanding shares of the Company's common stock but will instead receive shares of Mergerco. At the closing of the merger, the Company will cease to exist as a separate entity, its shares will be delisted from the Nasdaq SmallCap Market, and its common stock will be deregistered under the Securities Exchange Act of 1934, as amended. Mergerco will continue in business as a privately-held Texas corporation.


     For more information on the merger, see "Special Factors -- Certain Effects of the Merger," beginning on page 18 of the proxy statement, and "The Merger Agreement -- Structure and Completion of the Merger" beginning on page 41 of the proxy statement and "The Merger Agreement -- Effect of the Merger on Capital Stock," beginning on page 41 of the proxy statement.


DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting to vote on the merger will be held on Friday, April 27, 2001, at 9:00 local time, at the Brazos Center, 3232 Briarcrest Drive, Bryan, Texas. See "Special Meeting -- Date, Time and Place" on page 1 of the proxy statement.


PURPOSES OF THE SPECIAL MEETING

     At the special meeting, you will be asked:

     - To consider and vote upon a proposal to approve the merger and the related Agreement and Plan of Merger, dated as of January 30, 2001, by and between the Company and Mergerco.

     - To vote to adjourn the special meeting if necessary.

     If the merger agreement is approved, the Company will be merged with and into Mergerco. You will receive $2.27 per share in cash for each share you own of the Company's common stock at the time of the merger if you are not a member of the Buyer Group. If you are a member of the Buyer Group, you will receive one share of Mergerco common stock for each share of Company common stock you own at the time of the merger.

     See "Special Meeting -- Date, Time and Place" on page 1 of the proxy statement, and "Special Factors -- Purpose and Reasons for the Merger," beginning on page 6 of the proxy statement.

VOTING


     The board of directors has set the close of business on March 22, 2001, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting. At the special meeting, each share of common stock, par value $0.01 per share, of the Company will be entitled to one vote. As of the record date, there were 3,271,800 shares of common stock outstanding and entitled to vote, and there were approximately 110 holders of record.


     Any proxy given by you may be revoked by you at any time before it is voted by:

     - delivering a written notice of revocation to the Secretary of the Company,

     - executing and delivering a later-dated proxy, or

     - attending the meeting and giving oral notice of your intention to vote in person. However, your attendance at the special meeting if you have executed and delivered a proxy to the Company will not in and of itself constitute a revocation of such proxy.

     Unless you instruct us otherwise on the proxy, all shares of common stock represented by your valid proxy will be voted for the approval and adoption of the merger agreement and for adjournment of the special meeting if the directors present determine that there are not enough votes present to constitute a quorum or to adopt the merger agreement.

     Please sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be represented at the meeting. You should not send in your stock certificates now. If the merger is completed, written instructions for exchanging stock certificates for the merger consideration will be sent to you. See "The Special Meeting -- Record Date; Voting at the Meeting; Quorum," "The Special Meeting -- Required Vote; Effect of Abstentions and Non-Votes," and "The Special Meeting -- Action to Be Taken Under the Proxy," beginning on page 1 of the proxy statement.

REQUIRED VOTE

     Under Texas law and the Company's articles of incorporation and bylaws, approval of the merger agreement and the merger requires the affirmative vote of holders of at least two-thirds of the outstanding shares of common stock. The separate approval of the shareholders who are not members of the Buyer Group is not required in order to approve and adopt the merger agreement and the merger. Members of the Buyer Group beneficially own 2,027,883, or 62%, of the shares of outstanding common stock, which we expect to be voted in favor of the merger agreement and the merger. See "The Special Meeting -- Required Vote; Effect of Abstentions and Non-Votes" on page 1 of the proxy statement.

WHAT YOU WILL RECEIVE IN THE MERGER

     Each holder of common stock (other than members of the Buyer Group and any shareholder that properly perfects his or her appraisal rights under Texas law) will receive $2.27 per share in cash. Members of the Buyer Group will receive one share of Mergerco common stock for each share of Company common stock they own at the time of the merger. See "Special Factors -- Background of the Merger," beginning of page 2 of the proxy statement, and "The Merger
Agreement -- Structure and Completion of the Merger" beginning on page 41 of the proxy statement and "The Merger Agreement -- Effect of the Merger on Capital Stock," beginning on page 41 of the proxy statement.


APPRAISAL RIGHTS

     Any shareholder who does not wish to accept the merger consideration has the right under Article 5.11 of the Texas Business Corporation Act to have the "fair value" of his or her shares of common stock determined by a Texas court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, to exercise appraisal rights, a shareholder must:

     - file a written objection with the Company before the special meeting;

     - vote against the merger agreement or abstain from voting;

     - deliver a written demand for payment of the fair value of his or her shares within ten days of receiving notice from Mergerco of the effectiveness of the merger;

     - surrender his or her share certificates to Mergerco within 20 days of the written demand for payment of the fair value of the shares for the purpose of permitting Mergerco to make a notation on the shares that such demand has been made; and

     - file a court petition seeking determination of the fair value of the shares within 60 days of the effectiveness of the merger if Mergerco and the shareholder fail to agree on the fair value of the shares.

     MERELY VOTING AGAINST THE MERGER AGREEMENT AND THE MERGER WILL NOT PROTECT YOUR RIGHT OF APPRAISAL. PLEASE READ APPENDIX C TO THIS PROXY STATEMENT, WHICH CONTAINS THE PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT REGARDING APPRAISAL RIGHTS.


     See also "The Merger Agreement -- Dissenters Rights," beginning on page 42 of the proxy statement, and "Dissenters' Rights of Appraisal," beginning on page 48 of the proxy statement.


BACKGROUND OF THE MERGER

     After the Company's initial public offering on October 20, 1997, the price of the Company's common stock reached its all time high in October 1997, trading at $7.25 per share. Since that time, the price of the Company's common stock has steadily declined. In May 2000, the stock closed at $1.125 per share and closed trading below $1.50 per share since that time until the Buyer Group announced its proposal to acquire the shares of the Company's common stock owned by other shareholders on October 27, 2000.

     In October 2000, the Buyer Group proposed to purchase the Company's common stock for $1.72 per share. The Company's board of directors formed a special committee to protect the interests of the shareholders who are not members of the Buyer Group and to negotiate the terms of the transaction with the Buyer Group. The special committee engaged its own legal counsel and financial advisor to assist it in evaluating the terms of the proposed merger. After several months of negotiation, a price of $2.27 per share was agreed upon by the Buyer Group and the special committee.


     In addition to considering the opinion of its financial advisor, the special committee examined trends in the market for small cap securities, as well as the market position of the Company. Based on these and other factors set forth in more detail in "Special Factors -- Recommendation of the Special Committee, Board of Directors and Buyer Group; Fairness of the Merger," beginning on page 10 of the proxy statement, the special committee recommended that the board of directors approve the merger and recommend it to the Company's shareholders. The board of directors of the Company approved the merger agreement on January 24, 2001, and recommended approval of the merger agreement to the Company's shareholders.


PURPOSE AND REASONS FOR THE MERGER

     The Company has determined that for a variety of reasons, considered in detail in the proxy statement, it is in the best interest of the Company and of the shareholders who are not members of the Buyer Group for the Company to be privately held. The Company believes that the merger is the most expeditious and economical way of liquidating the holdings of the shareholders who are not members of the Buyer Group and changing the Company's status from that of a reporting company to that of a closely held, non-reporting company.

     The Buyer Group believes that the merger would relieve the Company of certain expenses incident with being a public company, eliminate various obligations applicable to a public company, increase management's flexibility to consider and initiate actions that may not be appropriate for a public company, permit the Company to become an S-corporation and avoid federal income taxation at the corporate level and give the members of the Buyer Group and employees of the Company increased participation in any future appreciation of the Company.

     In connection with the merger, the outstanding common stock held by shareholders who are not members of the Buyer Group will be purchased at a price determined to be fair by both the special committee and the board of directors in order to (i) eliminate the cost of maintaining numerous shareholder accounts,
(ii) permit shareholders who are not members of the Buyer Group to receive a fair price for their shares without having to pay brokerage commissions or find a private purchaser, (iii) allow the Buyer Group to own the Company and (iv) relieve the Company of the administrative burden and cost and competitive disadvantages associated with complying with the requirements of a public company under the Securities Exchange Act of 1934, as amended.


     For additional information on the purposes and reasons for the merger, see "Special Factors -- Purpose and Reasons for the Merger," beginning on page 6 of the proxy statement and "Special Factors -- Recommendation of the Special Committee, Board of Directors and Buyer Group; Fairness of the Merger," beginning on page 10 of the proxy statement.


OPINION OF INDEPENDENT FINANCIAL ADVISOR


     The special committee of the board of directors retained Southwest Securities, Inc. as its financial advisor in connection with its evaluation of the merger. On January 15, 2001, Southwest Securities delivered to the special committee its opinion that, as of that date and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the total merger consideration of $2.27 per share of common stock to be received by the Company's shareholders, other than members of the Buyer Group, in connection with the merger is fair to them from a financial point of view. A copy of Southwest Securities' written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement. You should read Southwest Securities' opinion carefully and in its entirety. See also "Special Factors -- Opinion of Financial Advisor to the Special Committee," beginning on page 13 of the proxy statement.


APPROVAL OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS


     The special committee of the board of directors unanimously recommended to the board of directors that the board of directors approve the merger agreement. Based on the recommendation of the special committee, the board of directors, taking into account the opinion of Southwest Securities, has determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Company and its shareholders and has declared their advisability. See "Special Factors -- Purpose and Reasons for the Merger," beginning of page 6 of the proxy statement, and "Special
Factors -- Recommendation of the Special Committee, Board of Directors and Buyer Group; Fairness of the Merger," beginning on page 10 of the proxy statement.


INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONSIDERATION OF FAIRNESS BY BUYER GROUP

     Several of the directors and executive officers of the Company have interests in the merger that are different from and in addition to the interests of other shareholders. These officers and directors are members of the Buyer Group and will receive certain benefits in the merger that other shareholders will not receive. For further information on these interests, see "Special Factors -- Interests of Certain Persons in the Merger," beginning on page 19 of the proxy statement.


     The members of the Buyer Group have negotiated with the special committee for the purpose of reaching an agreement that is fair to the other shareholders of the Company who are not members of the Buyer Group. The Buyer Group has determined that a price of $2.27 per share for the Company's common stock is fair to the shareholders of the Company. For more information on the factors considered by the Buyer Group in making such determination, see "Special Factors -- Recommendations of the Special Committee, Board of Directors and Buyer Group; Fairness of the Merger," beginning on page 10 of the proxy statement.


EFFECTS OF THE MERGER

     Following the merger, the shareholders, except for members of the Buyer Group, will receive cash in exchange for each share of common stock they own. The members of the Buyer Group will not receive any cash consideration for the common stock they own but will instead receive shares of Mergerco. As a result of the merger, the Company will cease to exist as a separate entity. Following the merger, the Company's common stock will be delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act of 1934, as amended.


     The members of the Buyer Group will be the sole beneficiaries of any future earnings and growth of Mergerco following the merger, and the shareholders of the Company who are not members of the Buyer Group will not benefit from any increase in the value of Mergerco. On the other hand, the shareholders of the Company who are not members of the Buyer Group will not bear the risk of any decrease in the value of Mergerco.



     In addition, Mergerco's common stock will not be listed for trading on the Nasdaq or any other stock exchange. For members of the Buyer Group, a discussion of the risks associated with owning a minority position in a private company and the anticipated lack of liquidity of Mergerco stock following the merger begins on page 35 of this document. See "Special Factors -- Certain Effects of the Merger," beginning on page 18 of the proxy statement, and "The Merger
Agreement -- Effect of the Merger on Capital Stock," beginning on page 41 of the proxy statement.


CONDITIONS TO THE MERGER

     The obligations of each party to effect the merger depend on the satisfaction, at or prior to the closing date, of a number of conditions, including:

     - the approval of the merger agreement and the merger by no less than two-thirds of the holders of outstanding common stock of the Company;

     - no legal prohibitions may exist to the completion of the merger;

     - all parties to the agreement must satisfactorily perform all covenants and other agreements under the merger agreement; and

     - the financial advisor to the special committee shall have orally reaffirmed its fairness opinion.


     For a more complete description of the closing conditions, see "The Merger Agreement -- Conditions," beginning on page 45 of the proxy statement.


TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated if:

     - two-thirds of the shareholders of the Company do not vote to approve the merger agreement;

     - a court or other regulatory body issues an order, decree or ruling (which action has become final and nonappealable) permanently restraining the merger;

     - there has been a breach by either party of any material representation, warranty, covenant or agreement set forth in the merger agreement; or

     - the board of directors or special committee of the board of directors finds, after consultation with outside legal counsel, that completing the merger would be inconsistent with the board of directors' or special committee's fiduciary duty under applicable law.


     See "The Merger Agreement -- Termination," beginning on page 46 of the proxy statement.


FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the cash merger consideration will be a taxable transaction to shareholders for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, shareholders will recognize gain or loss measured by the difference between (1) the amount of cash received in exchange for their shares of common stock and (2) the amount of their tax basis in such shares.

     You should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws. See "Special Factors -- U.S. Federal Income Tax Consequences of the Merger," beginning on page 22 of the proxy statement.

EXPENSES OF THE MERGER


     The Company expects to incur approximately $425,000 in expenses in connection with the merger and related transactions. If the merger is completed, these expenses will be paid by Mergerco. If the merger is not completed, any fees and expenses will be paid by the party incurring the expense. See "Special Factors -- Fees and Expenses of the Merger" on page 22 of the proxy statement, and "The Merger Agreement -- Expenses" on page 45 of the proxy statement.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     i
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    ix
THE SPECIAL MEETING.........................................     1
  Date, Time and Place......................................     1
  Purposes of the Special Meeting...........................     1
  Record Date; Voting at the Meeting; Quorum................     1
  Required Vote; Effect of Abstentions and Non-votes........     1
  Action to Be Taken Under the Proxy........................     1
  Proxy Solicitation........................................     2
SPECIAL FACTORS.............................................     2
  Background of the Merger..................................     2
  Alternatives Considered...................................     6
  Purpose and Reasons for the Merger........................     6
  Advantages and Disadvantages of the Merger................     8
  Recommendation of the Special Committee, Board of
     Directors and Buyer Group; Fairness of the Merger......    10
  Opinion of Financial Advisor to the Special Committee.....    13
  Certain Effects of the Merger.............................    18
  Conduct of the Business of the Company if the Merger is
     not Completed..........................................    19
  Interests of Certain Persons in the Merger................    19
  Agreements with the Company...............................    20
  Agreements with Mergerco..................................    20
  Bonuses...................................................    21
  Financing the Merger......................................    21
  Fees and Expenses of the Merger...........................    22
  Anticipated Accounting Treatment of the Merger............    22
  U.S. Federal Income Tax Consequences of the Merger........    22
  Regulatory Matters........................................    23
  Provisions for Unaffiliated Security Holders..............    23
FINANCIAL INFORMATION.......................................    24
  Selected Historical Financial Data........................    24
  Pro Forma Financial Data..................................    25
  Pro Forma Condensed Balance Sheet.........................    25
  Pro Forma Condensed Statements of Income..................    26
LITIGATION..................................................    28
  Ergobilt/Bodybilt Arbitration.............................    28
  Hakala Litigation.........................................    29
  Aquilino Litigation.......................................    29
  Securities Litigation.....................................    29
MARKET PRICES AND DIVIDEND INFORMATION......................    30
RISK FACTORS AND FORWARD-LOOKING STATEMENTS.................    30
RISK FACTORS RELATING TO ALL SHAREHOLDERS...................    31
ADDITIONAL RISK FACTORS RELATING TO MEMBERS OF THE BUYER
  GROUP.....................................................    35
THE PARTIES.................................................    35
  Neutral Posture Ergonomics, Inc. .........................    35
  Neutral Posture Ergonomics Merger Co., Inc. ..............    36
  The Buyer Group...........................................    36

                                                              PAGE
                                                              ----
SECURITIES OWNERSHIP........................................    37
  Neutral Posture Ergonomics Inc. ..........................    37
  Neutral Posture Ergonomics Merger Co., Inc. ..............    38
DIRECTORS AND OFFICERS......................................    39
  Neutral Posture Ergonomics Inc. ..........................    39
  Neutral Posture Ergonomics Merger Co., Inc. ..............    41
THE MERGER AGREEMENT........................................    41
  Structure and Completion of the Merger....................    41
  Effect of the Merger on Capital Stock.....................    41
  Payment Procedures........................................    42
  Dissenters' Rights........................................    42
  Representations and Warranties............................    43
  Ordinary Course of Business Covenant......................    44
  Actions to be Taken to Complete the Merger................    44
  Stock Options.............................................    45
  Warrants..................................................    45
  Expenses..................................................    45
  Conditions................................................    45
  Termination...............................................    46
  Miscellaneous Provisions..................................    47
DISSENTERS' RIGHTS OF APPRAISAL.............................    48
INDEPENDENT AUDITORS........................................    50
WHERE YOU CAN FIND MORE INFORMATION.........................    50
SHAREHOLDER PROPOSALS.......................................    51
OTHER BUSINESS..............................................    52

APPENDIX A Agreement and Plan of Merger, dated as of January 30, 2001, among
           Neutral Posture Ergonomics, Inc. and Neutral Posture Ergonomics Merger Co., Inc.

APPENDIX B Opinion of Southwest Securities, Inc.

APPENDIX C Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: If the merger becomes effective, the Company will be merged into Mergerco, with Mergerco surviving the merger. The Company will cease to exist as a separate entity. Certain of the current shareholders of the Company (called the "Buyer Group" and identified below) will own 100% of the outstanding shares of Mergerco common stock after the merger is completed.

Q:   WHO IS THE BUYER GROUP?

A: The Buyer Group consists of eight individuals, all of whom are shareholders of the Company and six of whom are directors or executive officers of the Company, and certain custodial accounts for members of their families. For a more complete description of the Buyer Group, see the sections entitled "The Parties," "Directors and Officers," and "Securities Ownership" in the proxy statement.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: If you are not a member of the Buyer Group, you will receive $2.27 in cash, without interest, in exchange for each share of the Company's common stock that you own immediately before the merger. Members of the Buyer Group will not be entitled to cash compensation for their shares of common stock but will instead receive shares of Mergerco.

Q:   WILL THERE BE ANY CHANGES AS A RESULT OF THE MERGER?

A: Yes. Upon completion of the merger, the Company will cease to exist as a separate entity, and none of its current shareholders will own any direct interest in the Company. The Company's stock will be delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act of 1934, as amended. In addition, Mergerco's common stock, which will be 100% owned by members of the Buyer Group, will not be listed for trading on the Nasdaq or any other stock exchange, nor will it be registered under the Securities Exchange Act of 1934, as amended.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: If you exchange your shares for cash, the cash you receive will be considered to have been received in a taxable transaction. Your tax consequences will depend on your personal situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you. A summary of the federal income tax consequences of the merger can be found beginning on page 22 of the proxy statement.


Q:   WHY IS THE COMPANY'S BOARD OF DIRECTORS RECOMMENDING THE MERGER?


A: A special committee of three independent directors evaluated the fairness of the merger. The special committee negotiated the terms of the merger and recommended that the full board of directors approve the merger. For a more complete description of the factors considered by the special committee, see "Special Factors -- Recommendation of the Special Committee, the Board of Directors and the Buyer Group; Fairness of the Merger," beginning on page 10.


Q:   WHY WAS THE SPECIAL COMMITTEE FORMED?


A: Three of the seven members of the board of directors are members of the Buyer Group and therefore have a conflict of interest. Your board of directors formed the special committee of independent directors to protect the interests of shareholders who are not members of the Buyer Group in evaluating and negotiating the terms of the merger. The special committee independently selected and retained legal and financial advisors to assist it in the evaluation and negotiation. For a description of these events, see "Special Factors -- Background of the Merger," beginning on page 2.


Q:   DOES MERGERCO HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: Yes. Mergerco anticipates that it will have sufficient cash on hand on the effective date of the merger to cover the total amount of funds required in connection with the merger and related transactions. Mergerco may borrow funds under its $2.5 million revolving credit facility, either to fund a portion of the merger-related costs or to provide working capital.

Q:   IS THE FINANCIAL CONDITION OF MERGERCO RELEVANT TO MY DECISION ON HOW TO
     VOTE?

A: Your shares will be purchased in the merger for cash and the merger is not subject to any financing condition. Because Mergerco will have sufficient cash to finance the merger, we do not believe that its financial condition is relevant to your decision on how to vote.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger on or shortly after the date of the special meeting. However, we cannot assure you as to when or if the merger will occur.

Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in the proxy statement, please complete, date and sign your proxy card. Then mail your completed, dated and signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares can be voted at the special meeting. If your shares are held in "street name" by your broker or other nominee, your broker or other nominee will provide you instructions on how to have your vote counted.

Q:   WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

A: If you fail to return a proxy card, it will have the same effect as voting against the merger agreement.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting prior to the special meeting a new, later dated proxy card to the Secretary of the Company. You also can attend the special meeting and vote in person. If your shares are held in "street name," you must follow the directions provided by your broker to change your vote.

Q:   MAY I VOTE IN PERSON?

A:   Yes. You may attend the special meeting and vote your shares in person.

Q:   WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?


A: The special meeting will be held on Friday, April 27, 2001, at 9:00 local time, at the Brazos Center, 3232 Briarcrest Drive, Bryan, Texas.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares. If you do not provide instructions to your broker, your shares will not be voted.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A: No. After the merger is completed, Mergerco will send you written instructions for exchanging your shares of the Company's common stock. You must return your Company stock certificates as described in the instructions to receive the cash payment in connection with the merger.


Q:   MAY I EXERCISE DISSENTERS' APPRAISAL RIGHTS IN THE MERGER?


A: Yes. If you do not vote in favor of the merger agreement and you comply with the other requirements and procedures of Texas law, you will not be entitled to receive the $2.27 per share cash price or shares in the merger. Instead, you will be entitled to receive payment in cash of the appraised "fair value" of your shares of Company's common stock. A description of these rights, as well as the requirements and procedures for dissenting under Texas law, can be found beginning on page 48 of the proxy statement. In addition, the full text of the relevant sections of the Texas statute are reprinted in Appendix C.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or would like additional copies of the proxy statement, you should contact:

                            Rebecca E. Boenigk, CEO
                              Gregory A. Katt, CFO
                              3904 N. Texas Avenue
                               Bryan, Texas 77803
                                 (979) 778-0502

                              THE SPECIAL MEETING

DATE, TIME, AND PLACE


     This proxy statement is furnished to shareholders of the Company in connection with the solicitation of proxies on behalf of the board of directors for use at the special meeting to be held on Friday, April 27, 2001, at the time and place specified in the attached Notice of Special Meeting, or at any adjournments or postponements of the special meeting.


PURPOSES OF THE SPECIAL MEETING

     At the special meeting, the shareholders of the Company will be asked to consider and vote upon the approval of the merger agreement and the merger and to adjourn the special meeting if necessary.

     UPON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE MEETING; QUORUM


     The board of directors has fixed the close of business on March 22, 2001, as the record date for the determination of the Company shareholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, the Company had outstanding 3,271,800 shares of common stock held of record by approximately 110 holders. Each outstanding share of common stock is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the meeting.


REQUIRED VOTE; EFFECT OF ABSTENTIONS AND NON-VOTES

     Under Texas law and the Company's articles of incorporation and bylaws, the merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. Members of the Buyer Group holding approximately 62% of the outstanding shares of common stock of the Company intend to vote in favor of the merger agreement. At a special meeting of the board of directors held on January 24, 2001, the terms of the merger were unanimously approved by the board of directors upon the unanimous recommendation of a special committee of the board of directors. The special committee was comprised of three directors who were independent of Mergerco and the Buyer Group and who do not serve as officers of the Company.

     The inspectors of election will treat shares of the Company's common stock represented by proxies that are marked "ABSTAIN" as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting and for purposes of determining the outcome of any question submitted to the shareholders for a vote. Broker's non-votes will be treated in a similar manner. Therefore, abstentions and broker's non-votes will have the same effect as votes against the approval of the merger agreement and the merger.

ACTION TO BE TAKEN UNDER THE PROXY

     The enclosed proxy is solicited on behalf of the board of directors. The giving of a proxy does not mean that you cannot vote in person if you attend the special meeting and decide that you wish to vote personally. You have an unconditional right to revoke your proxy at any time prior to its exercise, either by filing with the Company's Secretary at the Company's principal executive offices a written revocation or a properly completed and signed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

     All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in the manner described on the proxies. Unless other instructions are given, proxies will be voted FOR the approval of the merger agreement and the merger. As explained below in the section entitled "Dissenters' Rights of Appraisal," a vote in favor of the merger agreement and the merger means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shares.

     When considering a motion to adjourn the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting. No matters, other than as described in the Notice of Special Meeting of Shareholders, are to come before the special meeting.

PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed form of proxy will be borne by the Company. The Company is requesting that any trustees, custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. The Company may reimburse those persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile, telegram or in person. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred.


     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized with respect to the merger agreement, merger, or other matters addressed in this proxy statement.



     IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED, HOLDERS OF THE COMMON STOCK WILL BE SENT INSTRUCTIONS AND LETTERS OF TRANSMITTAL REGARDING THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF COMMON STOCK. HOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS UNLESS THEY PLAN TO EXERCISE THEIR DISSENTERS' RIGHTS, IN WHICH CASE THEY SHOULD FOLLOW THE PROCEDURES SET FORTH IN THE PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT ATTACHED AS APPENDIX C.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     After the Company's initial public offering on October 20, 1997, the price of the Company's common stock reached its all time high in October 1997, trading at $7.25 per share. Since that time, the price of the Company's common stock has steadily declined. In May 2000, the stock closed at $1.125 per share and has closed trading below $1.50 per share since that time until the announcement of the Buyer Group's initial proposal on October 27, 2000.

     Mrs. Boenigk and members of the Buyer Group considered the possibility of a going-private transaction in November 1999. During this period, the disinterested members of the board of directors, in anticipation of a possible offer from the management group, retained the services of Munsch Hardt Kopf & Harr, P.C. for consultation. After consulting with counsel and an investment banker, the members of the Buyer Group decided not to proceed with any proposal at that time. During August 2000, Rebecca Boenigk and three of her family members (including Jaye Congleton) entered into negotiations with certain members of senior management of the Company not related to Mrs. Boenigk or Mrs. Congleton concerning the possibility of forming the Buyer Group to effect the merger. These negotiations culminated with the execution on

October 27, 2000, of a shareholders agreement to, among other things, govern the management of the surviving corporation. Also executed at such time were employment agreements with the members of the Buyer Group active in the management of the Company. The shareholders agreement and the employment agreements are effective only upon the closing of the merger.

     On October 27, 2000, the Buyer Group proposed to the board of directors of the Company to effect a merger that would result in the purchase of the shares of common stock held by the shareholders who are not members of the Buyer Group for $1.72 per share. The Buyer Group made it clear to the special committee that the Buyer Group would not be interested in a third-party sale of the Company. The Company's board of directors then officially established a special committee of directors consisting of Maryla Fitch, Cynthia Pladziewicz and Susan Phillips Bari to consider the Buyer Group proposal. None of the members of the special committee is an officer or employee of the Company or a member of the Buyer Group. The board of directors formed the special committee for the purpose of considering, evaluating and negotiating the proposed transaction on behalf of the shareholders who are not members of the Buyer Group and making a recommendation to the board of directors of the Company. The board of directors also authorized the special committee's actions in retaining, at the Company's expense, independent financial and legal advisors.

     Also on October 27, 2000, the Company issued a press release confirming receipt of the proposal of the Buyer Group and announcing that its board of directors had formed a special committee whose members were not employees of the Company.

     On October 30, 2000, the Buyer Group delivered to the board of directors a letter outlining its proposal. The text of the letter is set forth below.

The Board of Directors of
Neutral Posture Ergonomics, Inc.
3904 North Texas Avenue
Bryan, Texas 77803

Ladies and Gentlemen:

     Neutral Posture Ergonomics Merger Co., Inc., a Texas corporation ("Merger Co.") is a newly organized corporation which will be owned by the following shareholders of Neutral Posture Ergonomics, Inc., a Texas corporation ("NPE"):
Rebecca E. Boenigk, Jaye E. Congleton, Catherine J. Coker, C. Michele Zincke, David W. Ebner, Gregory A. Katt, Mark E. Benden and Thomas G. Peterson (collectively, the "Management Group"). This will confirm the offer made by Merger Co. at the meeting of the Board of Directors of NPE on Friday, October 27, 2000, to merge with NPE. As a result of the merger, each share of Common Stock owned by shareholders of NPE other than members of the Management Group and their respective affiliates would be converted into $1.72 in cash upon the effective date of the merger. This merger proposal is subject to the satisfaction of the following conditions: (i) negotiation and execution of a definitive merger agreement mutually satisfactory to NPE and the Management Group, (ii) approval of the merger by the Special Committee of the Board of Directors of NPE, (iii) approval of the merger by the shareholders of NPE in accordance with the provisions of the Texas Business Corporation Act, and (iv) satisfaction of the conditions to closing which would be set forth in the merger agreement.

     Representatives of the Management Group on behalf of Merger Co. are prepared to meet with the Special Committee and to provide the Special Committee with such information with regard to the merger proposal as the Special Committee or its representatives may reasonably request. Merger Co. is pleased to make this merger proposal and believes that it is in the best interest of all of the shareholders of NPE.

     If you desire any additional information, please do not hesitate to contact either Rebecca Boenigk (rebecca@iGoErgo.com) or Thomas Peterson
(tom@iGoErgo.com) or our legal counsel, Larry Schoenbrun, Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201-4761 (214) 999-4703 (e-mail: lschoenbrun@gardere.com).

                                            NEUTRAL POSTURE ERGONOMICS MERGER
                                            CO., INC.

                                                   /s/ Rebecca E. Boenigk
                                                     Rebecca E. Boenigk
                                                 Chairman of the Board and
                                                  Chief Executive Officer

cc: Sally A. Schreiber
    Munsch Hardt Kopf & Harr, P.C.

    Greg Samuel
    Haynes and Boone, L.L.P.

    Larry Schoenbrun
    Gardere & Wynne, L.L.P.

     The special committee sought from a number of investment banking and appraisal firms proposals to serve as the special committee's financial advisor and received three proposals. After reviewing proposals from two investment banks and an appraisal firm, on September 21, 2000, the special committee approved the retention of Southwest Securities as its financial advisor in connection with the proposal of the Buyer Group.

     On October 27, 2000, the Company publicly reported first quarter earnings.

     On December 4, 2000, the special committee met with representatives of Southwest Securities and Munsch Hardt. The purpose of the meeting was to review and consider the $1.72 per share proposal by the Buyer Group and to discuss with the special committee's financial and legal advisors a negotiating strategy. Southwest Securities reviewed with the special committee its evaluation of the Company and the $1.72 per share proposal. The special committee concluded that, based on then-current information, it could not approve the proposal by the Buyer Group of $1.72 per share and that a higher price per share should be sought from the Buyer Group. Legal counsel for the special committee was then directed to communicate the rejection of the Buyer Group's offer to counsel for the Buyer Group.


     On December 6, 2000, after being informed that the special committee had rejected the Buyer Group's offer, legal counsel for the Buyer Group informed legal counsel for the special committee that the Buyer Group had increased its offer to purchase the shares of the public shareholders pursuant to the merger to a price of $2.00 per share.


     On December 6, 2000, the special committee met and concluded that it could not recommend approval of the December 6, 2000 offer by the Buyer Group. At the direction of the special committee, legal counsel for the special committee informed legal counsel for the Buyer Group that the special committee had rejected the offer.

     On December 8, 2000, Munsch Hardt furnished to each member of the special committee a memorandum that memorialized the advice previously given by Munsch Hardt to the members of the special committee with respect to their fiduciary duties.

     On January 3, 2001, the Buyer Group provided the special committee with revised projections. On January 4, 2001, counsel for the Buyer Group advised counsel for the special committee that the Buyer Group would increase its offer to $2.27 per share for common stock owned by the shareholders who are not members of the Buyer Group.

     On January 15, 2001, the special committee met with representatives of Southwest Securities and Munsch Hardt. Representatives of Southwest Securities presented its financial analyses of the Buyer Group's $2.27 per share merger proposal. Representatives of Southwest Securities delivered an oral opinion (which was subsequently confirmed in writing) that, on the basis of and subject to the matters discussed with the special committee, the proposed $2.27 per share cash price was fair, from a financial point of view, to the Company's shareholders, other than the members of the Buyer Group. A representative of Munsch Hardt again reviewed the special committee's legal duties and legal issues in connection with the merger. The special committee unanimously determined that the proposed merger was fair to, advisable and in the best interests of the Company and its shareholders, other than the members of the Buyer Group.

     Counsel for the special committee then advised counsel for the Buyer Group that the special committee had recommended acceptance of the Buyer Group's proposal of $2.27 per share.

     On January 16, 2001, Gardere Wynne, counsel to the Buyer Group, delivered a revised draft merger agreement to Munsch Hardt. Between January 16, 2001 and January 30, 2001, the special committee, the Buyer Group and representatives of Gardere Wynne and Munsch Hardt negotiated the non-price terms of the draft merger agreement.

     On January 17, 2001, the Company announced that the special committee had voted to recommend to the board of directors the approval of the merger at the $2.27 per share price.

     On January 24, 2001, the Company's board of directors met and received the recommendation of the special committee. Representatives of Southwest Securities made a presentation to the board of directors describing the analysis supporting its conclusion that the $2.27 per share cash consideration was fair, from a financial point of view, to the Company's shareholders who are not members of the Buyer Group. The board of directors determined that the proposed merger was fair to, advisable and in the best interests of the Company and its shareholders, other than the members of the Buyer Group. The board of directors unanimously voted to approve the merger agreement, subject to any minor changes approved by Dr. Pladziewicz of the special committee, to whom authority was delegated to negotiate the final terms on behalf of the special committee. The special committee further recommended that the board of directors recommend that the shareholders approve the merger agreement and the merger.

     On January 30, 2001, the merger agreement was signed. The Company issued a press release announcing the merger agreement.

ALTERNATIVES CONSIDERED

     Prior to reaching its decision to pursue the proposed merger, the Company considered several alternatives to the merger transaction ultimately adopted. A two-step acquisition of the Company, consisting of a first step tender offer and a second step merger, was considered. The primary benefit of the two-step acquisition alternative would have been the possibility of completing an acquisition of the Company in a short time period and, possibly, avoiding the time and expense of seeking shareholder approval at a meeting of the Company's shareholders. The Company ultimately decided against this alternative, however, primarily because it preferred to negotiate a transaction that the special committee of the board of directors would support as being fair to, and in the best interests of, the Company's shareholders who are not members of the Buyer Group. The Company also believed that the two-step structure would probably have increased the total transaction costs of the acquisition of the Company.

     Continuing as a public company was not considered a viable option because of several factors, including the significant costs associated with being a public company. In addition, because the Company's common stock is thinly traded, shareholders are generally unable to sell any significant number of shares without a negative impact on the trading price of the common stock. Since the Company has no control over sales made by shareholders, any potential sale by one shareholder could decrease the trading price for all shareholders. In analyzing the Company's going-concern and liquidation values, the special committee and board of directors noted the fact that the Company is operating in an extremely competitive environment with companies possessing substantially greater resources and marketing capability than the Company.


     A stock repurchase program was rejected because although such a program could be expected to cash out some shareholders who are not members of the Buyer Group and increase earnings per share, it would probably not cash out all shareholders who are not members of the Buyer Group. Thus, the Company would not be relieved of the administrative inconvenience and expenses associated with being a public Company. No third party has come forward with an offer to purchase the Company. In addition, the Buyer Group has informed the board of directors that they intend to retain all of their equity interests in the Company and intend to continue the growth of the business. Therefore, any sale to a third party at this time would be limited to the equity interests currently held by the shareholders who are not members of the Buyer Group. The liquidation of the Company was also determined not to be a reasonable alternative because the Buyer Group has expressed its desire to retain all of their equity interests in the Company, and liquidation would be unlikely to produce a return to shareholders as high as the proposed merger consideration.


PURPOSE AND REASONS FOR THE MERGER

     As a result of the Company's initial public offering in October 1997, the Company's common stock became publicly traded. In recent years, the public marketplace has had little interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace, such as the Company. During the 12 months prior to the announcement of the proposed merger, the market capitalization of the Company has never exceeded $7.4 million and the average daily trading volume has been approximately 13,000 shares per day. The Company is not aware that any analyst, other than the underwriter of the Company's initial public offering, has ever followed the Company. The lack of benefits of the public market and the burdens and costs of maintaining the Company as a public company caused the Buyer Group to conclude that it would be in the best interest of the Company and its shareholders for the Company to be privately held. The members of the Buyer Group further believe that recent price levels of the Company's common stock have presented them with the opportunity to return the Company to the status of a private company while affording the shareholders who are not members of the Buyer Group the opportunity to receive a price for their shares that is more advantageous than the price that has been available in the public marketplace. In addition, the merger would relieve the Company of certain expenses incident with being a public company, eliminate various obligations applicable to a public company, increase management's flexibility to consider and initiate actions that may not be appropriate for a public company, permit the Company to become an S-corporation and avoid federal income taxation at the corporate level and give the members of the Buyer Group and employees of the Company increased participation in any future appreciation of the Company.


     The Buyer Group and the board of directors of the Company believe that the Company derives no material benefit from the Company's status as a public company and that the monetary expense and burden to the Company significantly outweigh any benefits that may be received by the Company. The board of directors has no present intention to raise capital through the sale of securities in a public offering or to acquire other business entities using stock as the consideration for any acquisition. Accordingly, the Company is not likely to make use of any potential advantage (such as for raising capital or effecting acquisitions) that the Company's status as a reporting company may offer. The Company presently has approximately 110 record holders and approximately 500 beneficial holders of its common stock. Approximately 100 record holders hold fewer than 1,000 shares, and approximately 200 beneficial shareholders hold fewer than 1,000 shares. The administrative burden and cost to the Company to maintain records in respect of these numerous accounts and the associated costs of printing and mailing information to them is, in the view of the Buyer Group and board of directors, excessive given the Company's size. These expenditures result in no material benefit to the Company. The merger will enable the Company to eliminate much of this cost.


     Of the 3,271,800 shares of the Company's common stock outstanding, only 1,243,917 shares are held by the shareholders who are not members of the Buyer Group. As a result, the trading volume of shares of common stock has been, and continues to be, limited. Because the stock is so thinly traded, many shareholders lack sufficient liquidity to sell their shares without a significant impact on the market price of the Company's common stock. The merger offers the shareholders who are not members of the Buyer Group the opportunity to liquidate their common stock at a price which is 56% above the average market price for the 12 months preceding, and 75% above the closing price on the day before, the public announcement of the proposed merger without incurring any brokerage commissions.

     The Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. The Company estimates that it will realize a savings in direct operating costs of approximately $280,000 annually. In addition, the Company incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings and to communicate with the shareholders who are not members of the Buyer Group, which the Company estimates to be approximately 1,000 hours per year. Because the Company has relatively few executive personnel, these indirect costs can be substantial. In addition to the direct monetary savings, if the merger is effected, the time currently devoted to public company requirements could be devoted to other purposes, such as sales, marketing and other operational projects to further promote the Company's business.

     Mrs. Boenigk and members of the Buyer Group seriously considered the possibility of a going-private transaction in November 1999. After consulting with counsel and an investment banker, they concluded not to proceed with any proposal at that time. Mrs. Boenigk and members of the Buyer Group again began to consider options that could accomplish the objective of taking the Company private in mid-2000. This led to consultations with legal counsel. Counsel provided an analysis of the Company's options, which ultimately led to the development of the merger proposal.

     The board of directors of the Company has determined that the merger is the most expeditious and economical way of liquidating the interests of the shareholders who are not members of the Buyer Group and changing the Company's status from that of a reporting company to that of a closely-held, non-reporting company. Several factors were considered in reaching this determination. See "Special Factors -- Recommendation of the Special Committee, Board of Directors and Buyer Group; Fairness of the Merger" and "Special Factors -- Opinion of Financial Advisor to the Special Committee."

     These factors include the following:

     - For the last few years, the trading market for the Company's common stock has been limited. Given the difficulty for shareholders to dispose of any significant number of shares of the common stock without a significant impact on the market price, the Buyer Group chose to maximize the number of shareholders who would receive fair value for their shares.

     - The Buyer Group and the board of directors believe that it is highly speculative whether the Company's common stock would ever achieve significant market value because of the Company's size and the nature of its competitive marketplace. Therefore, the Buyer Group and the board of directors determined to provide value, which is higher than that which could be achieved in the open market, to as many of the holders of the Company's common stock as possible. In light of these objectives, the board of directors concluded that the merger better accomplished its goals than other going-private alternatives.

     - The Company has not experienced significant growth during the last two years, and there is no assurance that the Company will experience profitable growth in the future. The Company believes that it is in the best interest of the shareholders of the Company's common stock to provide liquidity today to the maximum number of shareholders.


     The shareholders who are not members of the Buyer Group will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or Mergerco or any increase in the value of the assets or operations of the Company or Mergerco. Only the Buyer Group will benefit from any future earnings of Mergerco and any future increase in the value of Mergerco's assets and operations. The Buyer Group will continue to have a common equity interest in Mergerco, as successor to the Company, after the merger, but such shares will not be freely tradable. See "Special Factors -- Certain Effects of the Merger."


ADVANTAGES AND DISADVANTAGES OF THE MERGER

     The merger will present certain potential advantages and disadvantages to the Company, the Buyer Group and the shareholders who are not members of the Buyer Group.

  The Company and the Buyer Group

     The possible advantages of the merger to the Company and the Buyer Group include the following:

     - Eliminate Public Disclosure and Reporting Obligations. As a publicly held corporation, the Company's operations and financial situation are open to public scrutiny. Information concerning the Company, officers, directors, and certain shareholders (information not ordinarily disclosed by privately-held companies) will no longer be available to competitors once the merger has been approved and consummated.


     - Eliminate Undue Management Demands. Once the merger has been approved and consummated, top management will be able to focus on the Company's business rather than being consumed by preparing written information about financial results and other matters that must be reported to the public and the Securities and Exchange Commission.


     - Eliminate Certain Costs. The costs of administration, legal, accounting, and other fees associated with operating as a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, will be eliminated once the merger has been approved and consummated.

     - Permit S-Corporation Status. Mergerco has elected S-corporation status. As an S-corporation, Mergerco will avoid federal income taxation at the corporate level.


     - Participation in Future Appreciation. Members of the Buyer Group and employees of the Company will have increased participation in any future appreciation of the Company's business after the merger.


     The potential disadvantages of the merger to the Company and the Buyer Group include the following:

     - Limited Access to Capital Markets. The Company will cease to exist as a separate entity and may have limited or reduced access to capital to finance future growth plans, meet working capital needs, acquire other businesses, invest in facilities and equipment or retire existing debt once the merger has been approved and consummated.

     - Loss of Liquidity. Once the merger has been approved and consummated, there will be no public market for any of the capital stock of Mergerco. Thus, the members of the Buyer Group may be unable to dispose of their shares at a readily ascertainable price because of the absence of a public market for Mergerco's shares.

  Shareholders Who Are Not Members of the Buyer Group

     The potential advantages of the merger to the shareholders who are not members of the Buyer Group include:

     - Fair Price Without Brokerage Commission. The shareholders who are not members of the Buyer Group will receive what the special committee and board of directors consider a fair purchase price, in cash, of $2.27 per share for each share of the Company's common stock they own with no commission or fees subtracted therefrom if the merger is approved and consummated.


     - Purchase Price Above Market Price. The shareholders who are not members of the Buyer Group will receive $2.27 per share in the merger, which is 75% over the closing price of the common stock one day prior to the public announcement of the merger and 2% over the closing price on the record date. In addition, the purchase price is approximately 56% above the average market price during the 12 months prior to the public announcement of the proposed merger.


     - Liquidity. With some exceptions, the market for the common stock has been thin with little or no trading volume. As a result, it has become difficult for shareholders to dispose of any significant number of shares of common stock without significant impact on the market price. The limited trading volume, lack of institutional sponsorship, small public float of the common stock, small market capitalization of the Company and lack of research attention from market analysts have all continued to adversely affect the trading market for the Company's common stock for an extended period of time. If approved and consummated, the merger will enable the shareholders who are not members of the Buyer Group to dispose of their common stock at a fair price, notwithstanding the thin market for the common stock, rather than continue to own these shares subject to the risks presented by the limited trading market.

     - Lack of Analyst Coverage. The Company is not aware of any analyst coverage for the past several years; therefore, shareholders have not had the benefits of any analysts' report regarding the Company.

     - No Investment Risk. The merger would remove future investment risks associated with holding the Company's common stock. Such risks include: general economic conditions, the Company's ability to raise capital, volatility of earnings, the uncertain outcome of pending or future litigation, the uncertainty of operating results, the competitive environment, and the Company's ability to attract and retain key management.

     The potential disadvantages of the merger to the shareholders who are not members of the Buyer Group include the following:


     - No Benefit from the Company's Future Growth. If the merger is consummated, the shareholders who are not members of the Buyer Group will not have the opportunity to benefit from the future growth, cash flows and earnings, if any, of the Company's business.

     - Taxable Event. The receipt of cash following the merger by shareholders who are not members of the Buyer Group will constitute a taxable transaction for federal income tax purposes if the merger is consummated.

     - No Benefits from Future Transactions. If the merger is consummated, the shareholders who are not members of the Buyer Group will not have the opportunity to benefit from any potential future sale, merger or other transaction that could result in additional consideration to Mergerco's shareholders.

RECOMMENDATION OF THE SPECIAL COMMITTEE, BOARD OF DIRECTORS AND BUYER GROUP; FAIRNESS OF THE MERGER

  The Special Committee

     The special committee believes that the merger is fair to and in the best interests of the Company's shareholders, other than the Buyer Group. The special committee unanimously recommended that the Company's board of directors (i) approve the merger and (ii) recommend approval of the merger agreement by shareholders. In reaching these conclusions, the special committee considered the following positive factors:

     - the belief that the $2.27 per share merger consideration is attractive in light of the Company's historical and current financial performance, operations, prospects, business strategy, and competitive position in its industry and in light of general economic and stock market conditions;

     - the special committee's belief, based among other things on the detailed financial and valuation advice provided to the special committee by its financial advisor, that the $2.27 per share merger consideration:

      - represented an attractive multiple of historical and projected earnings per share and cash flow per share,

      - compared favorably to implied per share valuations based on financial and market statistics for several companies engaged in manufacturing commercial furniture and related products in the United States,

      - compared favorably to implied per share valuations based on recent acquisitions of manufacturers of commercial furniture and related products in the United States,

      - compared favorably to implied per share valuations based on asset valuation methodologies conventionally employed to value manufacturers of commercial furniture and related products in the United States, and

      - was within the ranges of value produced by a number of risk adjusted discounted cash flow analyses based on the Company's internal five-year forecast;


     - the opinion of the financial advisor to the special committee, described in detail under "-- Opinion of Financial Advisor to the Special Committee" beginning on page 13, that, as of January 15, 2001 and on the basis of and subject to the matters reviewed with the special committee, the $2.27 per share merger price was fair from a financial point of view to the shareholders of the Company, other than the members of the Buyer Group;


     - the historical market prices of the Company's common stock and recent trading activity, including the premiums implied by the $2.27 per share merger consideration over the recent prices of the Company's common stock;

     - the increase in the market price of the Company's common stock following the initial Mergerco proposal may have reflected, in part, anticipation of a possible acquisition by Mergerco, rather than a higher intrinsic value for the Company's common stock;


     - the fact that the Company's common stock is thinly traded, thus resulting in a limitation on the volume of common stock that can be sold without any material impact on market price;

     - the fact that the Company has never paid cash dividends on its common stock and that the board of directors has no present intention of declaring or paying any dividends;


     - the fact that shareholder litigation is pending against the Company and the Company is involved in an arbitration proceeding with a competitor as described on page 28 under "Litigation";


     - the fact that no analysts actively follow the Company;

     - the fact that no offers or inquiries have been received from third parties interested in acquiring the Company since the announcement of the Buyer Group's initial offer in October 2000;

     - the fact that there are no unusual requirements or conditions to the merger, that the consideration to be paid in the merger is all cash, and that Mergerco appears to have the financial resources to complete the merger expeditiously; and


     - the availability of appraisal rights under Texas law for shareholders, as described below under "Dissenters' Rights of Appraisal," beginning on page 48.


     The special committee also considered the following adverse factors associated with the merger:


     - because the Buyer Group desired to retain its approximate 62% equity interest in the Company and had indicated no intent to offer any of its interest in the Company for sale to a third party, shareholders who are not members of the Buyer Group were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;



     - several members of the Buyer Group are on the board of directors of the Company and therefore have a conflict of interest with respect to the merger; and



     - the shareholders of the Company who are not members of the Buyer Group would have no ongoing equity participation in the surviving corporation following the merger, meaning that the shareholders who are not members of the Buyer Group would cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of their stock.


     The special committee considered the following procedural issues with respect to the fairness of the transaction:

     - the special committee's arm's-length negotiations with Mergerco, which resulted in an increase in the merger consideration from $1.72 to $2.27 per share, and the judgment of the special committee that, based upon the negotiations that had transpired, a price higher than $2.27 per share could not likely be obtained;

     - the Buyer Group's ownership of approximately 62% of the Company's outstanding common stock and the fact that, as a practical matter, no alternative to the merger could be effected without the support of the Buyer Group;

     - the requirement that the merger be approved by holders of at least two-thirds of the outstanding shares of common stock; and

     - the composition of the membership of the special committee and its empowerment by the Company to retain legal counsel and financial advisors selected by it.

     The special committee also considered the advantages and disadvantages of the other apparently available alternatives to the acquisition of the interests of the shareholders who are not members of the Buyer Group by Mergerco, which included a tender offer, continuing as a public company, stock repurchase program, sale of the Company to a third party and liquidation of the Company. See "Special Factors -- Alternatives Considered."

     In view of the large number of factors considered by the special committee in connection with the evaluation of the merger and the complexity of these matters, the special committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the special committee may have given different weight to the various factors. The special committee held extensive discussions with, and relied on the experience and expertise of, Southwest Securities when analyzing the quantitative and qualitative analysis of the financial terms of the merger. The special committee conducted a discussion of, among other things, the factors described above, including asking questions of the special committee's financial and legal advisors, and reached the conclusion that the merger was advisable and in the best interests of the Company and its shareholders, other than the members of the Buyer Group.

  The Board of Directors

     The board of directors unanimously approved the merger agreement, believes that the merger is fair to and in the best interests of the shareholders of the Company, other than the members of the Buyer Group, and unanimously recommends approval of the merger agreement and the merger by the Company's shareholders at the special meeting. The board of directors considered the following factors in deciding to recommend that shareholders vote "FOR" the approval of the merger agreement and the merger:

     - the presentation by Southwest Securities of its detailed analysis and conclusions concerning the fairness of the transaction, which analysis and conclusions the board of directors expressly adopts;

     - the recommendation of the special committee;

     - the factors referred to above as having been taken into account by the special committee; and

     - the procedural factors described below.

     The board of directors believes that the merger is procedurally fair because, among other things:

     - the special committee consisted entirely of non-management, independent directors appointed by the board of directors to represent solely the interests of the Company's shareholders, other than the members of the Buyer Group;

     - the special committee retained and was advised by its own independent financial advisor to assist it in evaluating the merger and provide it with financial advice;

     - the special committee retained and was advised by its own independent legal counsel, Munsch Hardt Kopf & Harr, P.C.;

     - the special committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;

     - the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the special committee and representatives of Mergerco and their respective advisors;

     - even though the special committee consisted of directors of the Company and was therefore not completely unaffiliated with the Company, committees of independent directors are a commonly used mechanism that is recognized under applicable law to ensure fairness in transactions of this type;

     - the ability of the special committee and the board of directors to consider any alternative proposal and terminate the merger agreement if they determine that the failure to do so would be inconsistent with their fiduciary duties under applicable law; and

     - approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company common stock.

     In view of the foregoing, the board of directors believes that sufficient procedural safeguards exist to ensure fairness of the merger and to permit the special committee to effectively represent the interests of the Company's shareholders, other than the members of the Buyer Group. Therefore, the board of directors believes additional unaffiliated representatives to act on behalf of those shareholders are not necessary.

     In view of the variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to, and it did not, quantify or otherwise attempt to assign relative weights to the factors considered in making its determination, nor did it evaluate whether these factors were of equal importance. In considering the factors described above, individual members of the board of directors may have given different weight to the various factors.

  The Buyer Group

     After a review of the analysis of the special committee and the board of directors, the Buyer Group concurred with the conclusions of the special committee and the board of directors that the merger is fair to the shareholders who are not members of the Buyer Group and is being effected in a manner that is fair procedurally to the shareholders who are not members of the Buyer Group.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The special committee retained Southwest Securities to act as financial advisor to the special committee and requested that Southwest Securities evaluate the fairness, from a financial point of view, of the merger consideration provided in the merger to shareholders who were not members of the Buyer Group. On December 4, 2000, at a meeting of the special committee held to evaluate terms of a proposal providing for merger consideration of $1.72 per share by the Buyer Group, Southwest Securities concluded that the $1.72 per share proposed merger consideration was inadequate from a financial point of view. Subsequent to the December 4, 2000 meeting of the special committee, the Buyer Group increased its offer to $2.27 per share. On January 15, 2001, at a meeting of the special committee, Southwest Securities delivered a report and oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the revised merger consideration of $2.27 per share was fair, from a financial point of view, to the holders of the Company's common stock, other than the members of the Buyer Group. This opinion was confirmed by delivery of a written opinion dated January 30, 2001, the date of the merger agreement.

     In arriving at its opinion, Southwest Securities:

     - reviewed the merger agreement;

     - reviewed certain publicly available financial statements and other information of the Company;

     - discussed with certain members of senior management of the Company the past and current business operations, financial condition and future prospects of the Company;

     - reviewed certain internal financial analyses and forecasts prepared by management;

     - reviewed current and historical market prices of the common stock of the Company;

     - visited the headquarters of the Company;

     - compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; and

     - reviewed the financial terms of certain business combinations that it deemed relevant.


     In rendering its opinion, Southwest Securities considered such other information and conducted such other analyses as it deemed appropriate under the circumstances. In connection with the review, Southwest Securities relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by the Company or otherwise reviewed by it. Southwest Securities did not independently verify the accuracy or completeness of such information. It did not make or obtain any independent evaluations or appraisals of any of the properties, assets or liabilities (contingent or otherwise) of the Company. In addition, neither the Company nor the special committee authorized Southwest Securities to solicit any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. With respect to financial projections, Southwest Securities assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance of the Company, and it expressed no opinion with respect to such forecasts or the assumptions on which they were based. The opinion was necessarily based upon financial, economic, market and other conditions as they existed and can be evaluated on the date of the opinion.


     Southwest Securities expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any transaction in which the Company might engage. Although Southwest Securities evaluated the merger consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the merger. The merger consideration was determined through negotiation between the Buyer Group and the special committee. No other instructions or limitations were imposed by the Company on Southwest Securities with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF SOUTHWEST SECURITIES' WRITTEN OPINION DATED JANUARY 30, 2001, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SOUTHWEST SECURITIES' OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER. THE SUMMARY OF SOUTHWEST SECURITIES' OPINION INCLUDED IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Southwest Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Southwest Securities considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company or the proposed merger, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Southwest Securities' analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     Southwest Securities' opinion and analyses were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, board or management with respect to the merger consideration or the proposed merger.

     The following is a summary of the material financial analyses that Southwest Securities performed in connection with the rendering of its opinion dated January 30, 2001. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSIS, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SOUTHWEST SECURITIES' FINANCIAL ANALYSES.

  Selected Companies Analysis

     Using publicly available information, Southwest Securities analyzed the market values and trading multiples of the Company and the following two groups composed of an aggregate of 12 selected publicly traded companies generally in the furniture manufacturing industry, most of which companies are significantly larger than the Company:

                                 Primary Group

     - DMI Furniture, Inc.

     - Falcon Products, Inc.

     - Herman Miller, Inc.

     - HON INDUSTRIES Inc.

     - Steelcase Inc.

                                Secondary Group

     - Bush Industries, Inc.

     - Chromcraft Revington, Inc.

     - Kimball International, Inc.

     - Knape & Vogt Manufacturing Company

     - Mity Enterprises, Inc.

     - Open Plan Systems, Inc.

     - Reconditioned Systems, Inc.

     Southwest Securities noted that none of the companies used in the market analysis of selected public companies was identical to the Company and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

     Southwest Securities reviewed the appropriate market values as a multiple of, among other things, latest 12 months revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), pretax income, earnings per share, estimated calendar year 2001 earnings per share and tangible book value of the publicly traded companies listed above. All multiples were based on closing stock prices on January 11, 2001. Earnings per share estimates for the selected companies were based on publicly available research analysts' estimates, and earnings per share estimates for the Company were based on internal estimates of the management of the Company.

     Southwest Securities then applied a range of selected multiples implied by the selected companies to latest 12 months revenues, EBITDA, EBIT, pretax income, earnings per share, estimated calendar year 2001 earnings per share and tangible book value for the Company. This analysis resulted in the following implied per share median equity reference range for the Company, as compared to the per share merger consideration for the Company:

IMPLIED MEDIAN EQUITY VALUES          PER SHARE MERGER CONSIDERATION
PER SHARE FOR THE COMPANY                    FOR THE COMPANY
------------------------------------  ------------------------------
Primary Group..........  $3.46                    $2.27
Secondary Group........  $2.15

  Precedent Transactions Analysis

     Using publicly available information, Southwest Securities reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following eight selected transactions in the furniture manufacturing industry:

ACQUIROR                                                           TARGET
--------                                                           ------
GKN PLC............................................  Interlake Corp.
Investor Group.....................................  Winsloew Furniture Inc.
Warburg, Pincus Ventures Inc. .....................  Knoll Inc. (remaining 40% stake)
Investor Group.....................................  Meadowcraft Inc.
Falcon Products Inc. ..............................  Shelby Williams Industries Inc.
Investor Group.....................................  O'Sullivan Industries Holdings
La-Z-Boy Inc. .....................................  LADD Furniture Inc.
Investor Group.....................................  Pulaski Furniture Corp.

     Southwest Securities noted that no company utilized in the analysis of selected transactions is identical to the Company. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period in which the selected transactions occurred.

     Southwest Securities compared the transaction values implied by the purchase prices in the selected transactions as multiples of latest 12 months revenues, EBITDA, EBIT, pretax income, earnings per share and tangible book value. All multiples were based on financial information available at the announcement date of the relevant transaction.

     Southwest Securities then applied a median of selected multiples implied by the selected transactions to latest 12 months revenues, EBITDA, EBIT, pretax income, earnings per share and tangible book value to corresponding financial data of the Company. This analysis resulted in the following implied per share equity reference range for the Company, as compared to the per share merger consideration for the Company:

  IMPLIED EQUITY VALUES     PER SHARE MERGER CONSIDERATION
PER SHARE FOR THE COMPANY          FOR THE COMPANY
-------------------------   ------------------------------
      $1.07-$9.28                       $2.27

  Discounted Cash Flow Analysis

     Southwest Securities derived an implied equity reference range for the Company by performing a five-year discounted cash flow analysis on the unlevered free cash flows of the Company for the years 2001 through

2005, based on two internal estimates of the management of the Company (the "6% Growth Model" and "15% Growth Model"). The range of estimated terminal values for the Company was calculated by applying terminal value multiples of 4.0x to 5.5x to the Company's projected 2005 EBITDA. The cash flows and terminal values were discounted to present value using discount rates ranging from 25.0% to 35.0%. This analysis resulted in the following implied per share equity reference range for the Company, as compared to the per share merger consideration for the Company:

         IMPLIED EQUITY VALUES            PER SHARE MERGER CONSIDERATION
       PER SHARE FOR THE COMPANY                 FOR THE COMPANY
       -------------------------          ------------------------------
$2.07-$3.02  (based on 6% Growth Model)               $2.27
$2.91-$4.57  (based on 15% Growth Model)

  Breakup/Liquidation Analysis

     Southwest Securities derived an implied equity reference range for the Company by performing a breakup/liquidation analysis based on internal estimates of the management of the Company and Southwest Securities' estimates. The analysis was based on an assessment of the liquidation/breakup value of balance sheet assets, net of liabilities of the Company. The analysis assumed no federal tax impact or transaction costs such as legal, brokerage fees or other miscellaneous winding up expenses. This analysis resulted in the following implied per share equity reference range for the Company, as compared to the merger consideration per share:

           IMPLIED EQUITY VALUES             PER SHARE MERGER CONSIDERATION
         PER SHARE FOR THE COMPANY                  FOR THE COMPANY
         -------------------------           ------------------------------
                $1.46-$1.64                              $2.27

  Premiums Analysis

     Southwest Securities analyzed a summary of the various premiums paid in merger and acquisition transactions completed during the past five years as reported in Mergerstat Review 2000. Southwest Securities compared the premiums paid in these transactions relative to the premium to be paid based on the Company's stock price five business days before the initial announcement of the proposed offer by the Buyer Group. The analysis by Mergerstat indicated between 1995 and 1999 the annual average merger and acquisition premium (calculated on the same five day pre-announcement basis) ranged from 35.7% to 44.7%, with a median range of 27.3% to 34.6%. A sample taken in the same analysis of premiums in merger and acquisition transactions of low priced stocks (defined as transactions where the seller's market price was less than $10.00 per share) provided a range of 33.2% to 39.7%. In each case Southwest Securities compared these premiums to a premium of 91.2% calculated based on the merger consideration compared to the per share price of the Company five business days before the initial announcement of the proposed offer by the Buyer Group.

     Additionally, Southwest Securities compared the merger consideration per share to the closing price on October 24, 2000, the last trading day prior to the initial announcement, as well as the average prices for the one month, three months, six months, nine months and year prior to the announcement and provided the following analysis:

                                                                          OFFER PRICE
                                                              PRICE PER     PREMIUM
                                                                SHARE     (DISCOUNT)
                                                              ---------   -----------
Merger consideration per share..............................    $2.27         0.0%
                                                                =====        ====
Price at closing on October 24, 2000........................    $1.30        75.0%
Average price for the month ended October 24, 2000..........     1.24        83.5%
Average price for the three months ended October 24, 2000...     1.30        75.0%
Average price for the six months ended October 24, 2000.....     1.28        77.4%
Average price for the nine months ended October 24, 2000....     1.46        55.0%
Average price for the 12 months ended October 24, 2000......     1.46        55.8%

  Fee Arrangements

     Under the terms of its initial engagement, the Company agreed to pay Southwest Securities a retainer fee of $30,000 at the time Southwest Securities was retained by the special committee and a fee of $30,000 at the time Southwest Securities delivered its initial opinion dated December 4, 2000 relating to the original offer by the Buyer Group. Subsequent to the delivery of Southwest Securities' initial opinion, the special committee amended the Company's agreement with Southwest Securities to provide for an additional fee of $20,000 for the subsequent review and analysis of the revised offer by the Buyer Group. In its January 30, 2001 opinion, Southwest Securities used substantially similar valuation methodologies as those reflected in its December 4, 2000 opinion based on information available, and other conditions and circumstances existing, on December 4, 2000. These earlier analyses have been superseded by the financial analyses underlying Southwest Securities' January 30, 2001 opinion. The Company has also agreed to reimburse Southwest Securities for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Southwest Securities and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Southwest Securities and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

     The special committee selected Southwest Securities based on its experience, expertise, reputation and its submitted fee proposal. Southwest Securities is a nationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CERTAIN EFFECTS OF THE MERGER

     The merger will result in the Buyer Group owning 100% of the shares of the surviving company's common stock. The Company will cease to exist as a separate entity. The merger will also have the following effects:


     Participation in Future Growth. If the merger is completed and you are not a member of the Buyer Group, you will not have the opportunity to participate in the future earnings, profits and growth of the Company or Mergerco and will not have the right to vote on corporate matters relating to the Company or Mergerco. If the merger is completed, the Company will cease to exist as a separate entity, and you will not share in any increase in the Company's business that will be taken over by Mergerco. Similarly, Mergerco will bear the risk of any decrease in the value of the business that will be taken over from the Company after the merger, and you will not face the risk of a decline in its value after the completion of the merger.


     Delisting of the Shares of the Company's Common Stock on the Nasdaq SmallCap Market. The shares of the Company's common stock are currently listed on the Nasdaq SmallCap Market. If the merger is completed, the number of shares of the Company's common stock that might otherwise trade publicly will be reduced to zero, and the number of holders of shares of the Company's common stock will be reduced to zero. According to the Nasdaq's published guidelines, the Nasdaq will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares) is less than 500,000; there are fewer than 300 shareholders; or the aggregate market value of publicly-held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares), subject to certain adjustments based upon market conditions, is less than $1,000,000.


     As of the close of business on March 22, 2001, there were approximately 110 holders of record of the Company's common stock, not including beneficial holders of the Company's common stock in street name, and there were 3,271,800 shares outstanding. Mergerco intends to seek to have the shares delisted as soon as possible after completion of the merger.

     Deregistration of the Shares of the Company's Common Stock. The shares of the Company's common stock are currently registered under the Securities Exchange Act of 1934, as amended. Registration may be terminated by the Company upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of the registration of the shares under the Securities Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and would make certain provisions of the Securities Exchange Act of 1934, as amended, no longer applicable to the Company. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with shareholders' meetings under Section 14(a) and the related requirement to furnish an annual report to shareholders. Application for termination of registration of the Company's common stock will be made as soon as possible after completion of the merger.

     Margin Regulations. Shares of the Company's common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System which means that, among other things, brokers may extend credit on the collateral of the shares for purposes of buying, carrying or trading in securities. Following the merger, the shares of the Company's common stock would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for credit extended by brokers. In addition, when the registration of the shares of the Company's common stock under the Exchange Act is terminated, the shares will no longer constitute "margin securities."

     Buyer Group's Interest in Net Book Value and Net Earnings. As of December 31, 2000, the net book value of the Company was $7,927,636, and the Company's net income for the six months ended December 31, 2000 was $95,922. Members of the Buyer Group collectively hold approximately 62% of the outstanding common stock of the Company. After giving effect to the merger and as of December 31, 2000, the net book value of the Company would have been $4,664,677, and the Company's net income for the six months ended December 31, 2000 would have been $150,791. Upon consummation of the merger, the Buyer Group will hold 100% of the capital stock of Mergerco. As a result of the merger, and the investment by certain members of the Buyer Group described in "Special Factors -- Interests of Certain Persons in the Merger," some members of the Buyer Group will substantially increase their interests in the net book value of the Company's business and any future increases in the value of the Company's business.

                                           NET BOOK VALUE AT            PRO FORMA
MEMBER OF BUYER GROUP                      DECEMBER 31, 2000    %     NET BOOK VALUE    %
---------------------                      -----------------   ----   --------------   ----
Mark E. Benden...........................     $   14,614        0.2     $  233,234      5.0
Rebecca E. Boenigk.......................      2,195,889       27.7      1,679,284     36.0
Jaye E. Congleton........................      1,951,337       24.6      1,492,697     32.0
David W. Ebner...........................        143,994        1.8        331,192      7.1
Gregory A. Katt..........................         12,818        0.2        233,234      5.0
Thomas G. Peterson.......................        239,592        3.0        466,468     10.0

CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT COMPLETED

     If the merger is not consummated, the board of directors expects that the Company's current management will continue to operate the Company's business substantially as currently operated. No other alternative methods of operation are being considered.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you consider the recommendation of the Company's board of directors in favor of the merger agreement and the merger, you should keep in mind that the directors and executive officers of the Company described below have interests in the merger that are in addition to the interests of other shareholders of the Company generally. The additional interests of these directors and executive officers arise primarily because of their participation as members of the Buyer Group. Although the merger agreement does not provide directors or executive officers with any right of continued employment or any special bonuses, the directors and executive officers of the Company described below have entered into employment agreements with Mergerco, contingent upon the consummation of the merger. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend and approve the merger.

AGREEMENTS WITH THE COMPANY

     Each of Mrs. Boenigk, Mrs. Congleton, and Messrs. Peterson, Benden, Ebner and Katt currently have employment agreements with the Company. Each of these employment agreements provides that any successor to substantially all of the business or assets of the Company (directly or indirectly) must, by written agreement, expressly assume and agree to perform each employment agreement in the same manner and to the same extent that the Company would be required to perform. In addition, each of the employment agreements provides that the agreement is binding on each of the Company's successors and assigns, including any direct or indirect successor by purchase, merger, or any other method to all or substantially all of the business or assets of the Company. These provisions ensure that the named persons will have the right to continue their employment in the event of any merger, consolidation or other reorganization.

AGREEMENTS WITH MERGERCO

     Shareholders Agreement. A shareholders agreement entered into by and among the members of the Buyer Group and Mergerco provides for certain loans to be made by Mergerco to certain members of the Buyer Group. Each of Mrs. Boenigk, Mrs. Congleton, Ms. Coker and Ms. Zincke, and Messrs. Peterson, Benden and Katt will receive loans from Mergerco in the following amounts respectively: $53,125, $200,000, $15,000, $54,000, $10,000, $10,000 and $10,000. These loans will generally be used to satisfy each such individual's obligation to repay loans from an unaffiliated bank, secured by shares of the Company. The loans from Mergerco will be made in exchange for promissory notes from each of such individual secured by shares of Mergerco owned by such individual, as evidenced by a security agreement to be signed by each individual. Such promissory notes will bear interest at the applicable federal rate published by the Department of the Treasury at the time of the consummation of the merger, plus 0.5% per annum, compounded and adjusted annually. In addition, indebtedness of Mr. Ebner to the Company in the amount of $32,225 plus accrued interest will be refinanced upon the same basis.

     The shareholders agreement also provides that certain shareholders will purchase additional shares of Mergerco for $2.27 per share. Mr. Peterson will purchase 34,000 shares at an aggregate price of $77,180 in cash. Mr. Katt will purchase 750 shares at an aggregate price of $1,702.50 in cash. In addition, each of Messrs. Benden, Ebner, Katt and Peterson will purchase 120,900 shares at an aggregate price of $274,443 in exchange for a seven-year promissory note secured by the shares to be purchased. Each such promissory note will bear interest at the applicable federal rate at the time of the consummation of the merger, plus 0.5% per annum, compounded and adjusted annually.

     The shareholders agreement restricts the ability of the non-family member shareholders to transfer their shares in Mergerco. The shareholders agreement provides for preemptive rights, rights of first refusal, drag-along and tag-along rights, a put option and a voting agreement among the shareholders.

     Employment Agreements. Each of Mrs. Boenigk, Mrs. Congleton, and Messrs. Peterson, Benden, Ebner and Katt have entered into new employment agreements with Mergerco, each of which will become effective only upon completion of the merger. If these new employment agreements become effective, they will supersede the existing employment agreements. Each of the new employment agreements provides for a three-year employment term at a base salary specified in the agreement (or a greater amount as approved by Mergerco's board of directors) plus a bonus to be determined pursuant to Mergerco's policies. The initial base salaries specified in the new agreements are as follows: Mrs. Boenigk, $220,000; Mrs. Congleton, $85,000; Mr. Peterson, $180,000; Mr. Benden, $95,000; Mr. Ebner, $100,000; and Mr. Katt, $90,000. After the initial term, each agreement is automatically renewed each year for a one-year term unless notice of election not to renew is provided by either party at least 90 days before the applicable renewal date. Normal health and retirement benefits and a car allowance are also included. Each agreement also contains a confidentiality provision and a non-compete provision that prohibits the employee from competing with Mergerco for 12 months following termination of the agreement. Mergerco may terminate each agreement with or without cause (as defined in the agreement) provided that in the event Mergerco terminates the employee without cause, Mergerco will pay severance benefits for 12 months and the employee's base salary for the remaining term of the agreement.

     Mrs. Boenigk's employment agreement differs from the other agreements in that her agreement provides for a four-year term and, under certain circumstances, she will receive severance benefits of two times her base salary for the previous year plus 100% of the last bonus awarded to her. In addition, Mrs. Boenigk's agreement contains a non-compete provision with a term of 24 months, with an option for Mergerco to extend the non-compete provision for an additional 12 months.

     Any successor to substantially all of the business or assets of Mergerco (directly or indirectly) is required, by written agreement, to agree to perform each employment agreement in the same manner and to the same extent that Mergerco would be required to perform if no such succession had taken place. Each new employment agreement automatically terminates if the merger has not occurred by December 31, 2001.

     Bonuses. Immediately after to the consummation of the merger, Mergerco anticipates paying bonuses to members of the Buyers Group as follows: Mrs. Boenigk, $111,028; Mrs. Congleton, $107,687; Mr. Peterson, $30,030; Mr. Benden, $14,964; Mr. Ebner, $21,327; and Mr. Katt, $14,964.

FINANCING THE MERGER

     The Company anticipates that the total amount of funds required in connection with the merger and related transactions is approximately $3,249,000, including approximately $2,824,000 to pay the merger consideration to the Company's shareholders. In addition, the Company and Mergerco estimate that there will be approximately $425,000 in filing, legal, accounting and other fees and expenses that will be payable in connection with the completion of the proposed merger, as described in more detail below in "-- Fees and Expenses of the Merger." Mergerco has also committed to loan an aggregate of approximately $350,000 to members of the Buyer Group to refinance certain indebtedness of such persons to a bank, as described in more detail above in "-- Interests of Certain Persons in the Merger."

     Mergerco anticipates that it will have sufficient cash on hand on the effective date of the merger to cover the total amount of funds required in connection with the merger and related transactions. Mergerco may borrow funds under its $2.5 million revolving credit facility with Compass Bank that expires in September 2001, either to fund a portion of the merger-related costs or to provide working capital. Borrowings under the facility are subject to borrowing base requirements and will be secured by substantially all of the assets of Mergerco. At the option of Mergerco, borrowings will bear interest at the prime rate plus .25% or the LIBOR rate plus 1.75%.

     The proposed merger is not subject to a financing contingency and Mergerco will be required, subject to satisfaction of all of the conditions to its obligations under the merger agreement, to complete the proposed merger whether or not Mergerco draws on the credit facility or enters into any other third party financing arrangements.

FEES AND EXPENSES OF THE MERGER

     Except as disclosed in this proxy statement and as described in the merger agreement, if the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and any other transactions connected with the merger will be paid by Mergerco. If the merger is not completed, all costs and expenses incurred in connection with the merger agreement and the proposed merger will be paid by the party incurring the fees and expenses. Estimated fees and expenses to be incurred by the Company and Mergerco in connection with the merger are as follows:


Filing fees.................................................   $  1,496
Financial advisor's fees and expenses (estimated total for
  the special committee)....................................     82,000
Legal fees and expenses (estimated total for Mergerco, the
  Company and the special committee)........................    300,000
Accounting fees and expenses................................     10,000
Printing and mailing costs..................................     17,500
Miscellaneous...............................................     14,004
          Total.............................................    425,000


ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     The Company anticipates that the merger will be accounted for by Mergerco using the purchase method of accounting in accordance with generally accepted accounting principles.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners whose shares of the Company's common stock are either converted to cash or converted to Mergerco common stock in the merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change possibly, with retroactive effect. The summary does not address beneficial owners of shares of common stock in whose hands the shares are not capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, nor does it address beneficial owners of common stock who received the shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee stock options or otherwise as compensation, and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a beneficial owner of common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws or estate and gift tax laws. Furthermore, the discussion does not address the tax treatment of beneficial owners of common stock who exercise dissenters' appraisal rights in the merger.

     The U.S. federal income tax consequences described below are included for general information purposes only. Because individual circumstances may differ, each beneficial owner of shares of the Company common stock should consult his or her own tax advisor to determine the applicability of the rules discussed below to him and the particular tax effects to him of the merger, including the application and effect of state, local and other tax laws.

  Beneficial Owners Who Receive Cash as Merger Consideration.

     The receipt of cash for shares of the Company's common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize gain or loss in an amount equal to the difference between the beneficial owner's adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received. A beneficial owner's adjusted basis in the shares of common stock generally will equal the beneficial owner's purchase price for those shares of common stock. Gain or loss must be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) converted to cash in the merger. Such gain or loss will be capital gain or loss provided that the beneficial owner held the Company's common stock as a capital asset.

     Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

     Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of common stock, either
(1) comes within certain exempt categories (generally including corporations, financial institutions and certain foreign individuals), or (2) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax but merely an advance payment; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. Each beneficial owner of common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining this exemption.

  Beneficial Owners Who Receive Mergerco Common Stock as Merger Consideration.

     The receipt of Mergerco common stock in the merger by certain beneficial owners will not be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of Company's common stock will have an adjusted tax basis and holding period in the Mergerco common stock identical to such beneficial owner's adjusted tax basis and holding period in his Company's common stock immediately before the merger.

REGULATORY MATTERS


     The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of articles of merger with the Secretary of State of the State of Texas.


PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

     Neither the Company nor Mergerco has made any provision to grant unaffiliated shareholders of the Company access to the corporate files of the Company or Mergerco or to assist such shareholders to obtain counsel or appraisal services.

                             FINANCIAL INFORMATION

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table provides summary historical financial data for the Company as of and for the six months ended December 31, 2000 and 1999 and as of and for each of the years ended June 30, 2000, 1999, 1998, 1997 and 1996.


     This data provided below have been derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000, and the unaudited interim financial information contained in the Company's Quarterly Report on Form 10-QSB for the three and six month periods ended December 31, 2000, including the notes thereto. These documents are incorporated by reference in this proxy statement. See "Where You Can Find More Information" on page 50.


                        NEUTRAL POSTURE ERGONOMICS, INC.

                           HISTORICAL FINANCIAL DATA
                                  (UNAUDITED)

                                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                                 DECEMBER 31,
                                  -------------------------------------------------------------------   -------------------------
                                     1996          1997         1998(1)        1999          2000          1999          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data
Net Sales.......................  $11,063,868   $12,089,262   $12,181,383   $17,090,420   $17,216,663   $ 8,955,511   $ 9,735,082
Cost of Sales...................    7,682,754     7,594,322     7,582,023    10,737,423    10,923,327     5,523,693     6,204,129
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross Profit....................    3,381,114     4,494,940     4,599,360     6,352,997     6,293,336     3,431,818     3,530,953
Operating Expenses:
  Selling.......................      967,223     1,232,346     1,320,420     1,633,772     1,949,126     1,192,026     1,697,189
  General and administrative....    2,013,330     2,181,314     2,187,002     3,499,232     4,524,929     1,595,772     1,720,474
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total...................    2,980,553     3,413,660     3,507,422     5,133,004     6,474,055     2,787,798     3,417,663
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Income (Loss).........      400,561     1,081,280     1,091,938     1,219,993      (180,719)      644,020       113,290
Other Income (Expense):
  Interest expense..............      (83,418)     (138,869)      (63,076)      (49,366)      (48,483)      (25,531)      (22,004)
  Interest income...............          733        13,764       141,852       147,960       172,632        79,714        80,904
  Other.........................       24,957        46,893        74,037         9,448        10,573          (468)        5,284
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total...................      (57,728)      (78,212)      152,813       108,042       134,722        53,715        64,184
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income Before Income Taxes......      342,833     1,003,068     1,244,751     1,328,035       (45,997)      697,735       177,474
Income Tax Expense..............      127,593       292,693       460,101       489,794       (16,824)      254,460        81,552
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net Income......................  $   215,240   $   710,375   $   784,650   $   838,241   $   (29,173)  $   443,275   $    95,922
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Earnings Per Share:
  Basic.........................  $      0.10   $      0.31   $      0.27   $      0.26   $     (0.01)  $      0.14   $      0.03
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted.......................  $      0.09   $      0.28   $      0.26   $      0.25   $     (0.01)  $      0.14   $      0.03
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted Average Common Shares
  Outstanding:
  Basic.........................    2,200,000     2,300,000     2,923,836     3,253,431     3,207,319     3,171,800     3,271,800
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted.......................    2,500,000     2,500,000     3,065,606     3,343,747     3,207,319     3,171,800     3,271,800
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA(2)
Cash............................  $   126,640   $   294,014   $ 3,370,278   $ 3,316,257   $ 3,138,536   $ 3,228,896   $ 2,779,186
Accounts Receivable -- net......    1,115,011     1,124,227     1,991,105     2,667,461     2,718,703     3,067,280     3,342,361
Inventory.......................      338,987       507,577     1,061,212     1,195,158     1,288,782     1,322,402     1,596,719
Other...........................       96,457       156,947       372,062       598,141       573,430       501,934       602,360
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total current assets....    1,677,095     2,082,765     6,794,657     7,777,017     7,719,451     8,120,512     8,320,626
Property and Equipment -- net...      591,755     1,434,939     1,849,910     2,277,482     2,267,244     2,204,323     2,300,448
Other Assets....................       23,300       180,337       478,279       439,523       389,759       425,958       374,596
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Assets............  $ 2,292,150   $ 3,698,041   $ 9,122,846   $10,494,022   $10,376,454   $10,750,793   $10,995,670
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Current Liabilities.............  $ 1,418,538   $ 1,492,182   $ 1,495,578   $ 2,164,081   $ 1,974,552   $ 2,007,872   $ 2,487,560
Long-term Debt..................           --       606,591       576,237       550,554       501,188       520,259       511,474
Deferred income tax liability...       58,610            --       162,000       131,000        69,000       131,000        69,000
Shareholders' equity............      815,002     1,599,268     6,889,031     7,648,387     7,831,714     8,091,662     7,927,636
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Liabilities and
          Shareholders'
          Equity................  $ 2,292,150   $ 3,698,041   $ 9,122,846   $10,494,022   $10,376,454   $10,750,793   $10,995,670
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========

---------------

(1) On October 24, 1997, the Company completed an initial public offering of common stock and the private placement of common stock warrants. Proceeds of the offering, less underwriter's commissions and fees and other offering expenses, were approximately $4.4 million for the 900,000 shares of common stock issued by the Company. In addition to the common stock issued, warrants to purchase 133,400 shares of common stock at an exercise price of $7.20 per share were granted to the underwriter. These warrants are exercisable over a period of four years commencing one year from consummation of the offering.

(2) Prior to the Company's initial public offering, the Company maintained its books and records on a fiscal year ended March 31. As such, the balance sheet information included in the 1996 column represent the balance sheet of the Company as of March 31, 1996. All other balance sheet information is as of June 30 of each year presented.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma condensed balance sheet and statements of income for the Company reflect the merger as if it were consummated as of and for the six months ended December 31, 2000 and for the year ended June 30, 2000. The one time expenses related to the merger transaction are not considered in the pro forma financial statements, as they are not considered to have an ongoing impact on the Company.

                        NEUTRAL POSTURE ERGONOMICS, INC.

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                 AS OF DECEMBER 31, 2000
                                                         ---------------------------------------
                                                                        PRO FORMA     PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                         -----------   -----------   -----------
                                      ASSETS

Current Assets:
  Cash and cash equivalents............................  $ 2,779,186   $(2,641,934)  $  137,252
  Accounts receivable -- net...........................    3,342,361            --    3,342,361
  Inventories..........................................    1,596,719            --    1,596,719
  Deferred income tax benefits.........................      275,000            --      275,000
  Prepaid expenses and other...........................      275,732            --      275,732
  Income tax receivable................................       51,628            --       51,628
  Goodwill.............................................           --      (230,150)    (230,150)
                                                         -----------   -----------   ----------
          Total current assets.........................    8,320,626    (2,872,084)   5,448,542
Property and Equipment -- net..........................    2,300,448            --    2,300,448
Intangibles -- net.....................................      137,355            --      137,355
Notes receivable -- shareholders.......................           --       352,125      352,125
Deposits and Other.....................................      237,241            --      237,241
                                                         -----------   -----------   ----------
       Total...........................................  $10,995,670   $(2,519,959)  $8,475,711
                                                         ===========   ===========   ==========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt....................  $    38,025   $        --   $   38,025
  Accounts payable.....................................    1,896,222            --    1,896,222
  Accrued liabilities..................................      553,313       243,000      796,313
                                                         -----------   -----------   ----------
          Total current liabilities....................    2,487,560       243,000    2,730,560
Long-Term Debt -- Less current portion.................      511,474       500,000    1,011,474
Deferred Income Tax Liability..........................       69,000            --       69,000
Commitments and Contingencies
Shareholders' Equity:
  Preferred stock: $.01 par value, 1,000,000 shares
     authorized; no shares issued......................           --            --           --
  Common stock: $.01 par value, 14,000,000 shares
     authorized; 3,308,800 shares issued; 3,271,800
     shares outstanding................................       33,088        (7,626)      25,462
  Common stock warrants................................       75,000       (75,000)          --
  Additional paid-in capital...........................    5,671,138        83,349    5,754,487
  Retained earnings....................................    2,244,535    (2,244,535)          --
  Accounts and notes receivable -- shareholders........      (17,500)   (1,097,772)  (1,115,272)
  Treasury stock -- at cost, 37,000 shares.............      (78,625)       78,625           --
                                                         -----------   -----------   ----------
          Total shareholders' equity...................    7,927,636    (3,262,959)   4,664,677
                                                         -----------   -----------   ----------
          Total........................................  $10,995,670   $(2,519,959)  $8,475,711
                                                         ===========   ===========   ==========

                        NEUTRAL POSTURE ERGONOMICS, INC.

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                            FOR THE YEAR ENDED JUNE 30, 2000
                                                      ---------------------------------------------
                                                                      PRO FORMA       PRO FORMA AS
                                                      HISTORICAL    ADJUSTMENTS(1)    ADJUSTED(2)
                                                      -----------   --------------   --------------
Net Sales...........................................  $17,216,663     $      --       $17,216,663
Cost of Sales.......................................   10,923,327            --        10,923,327
                                                      -----------     ---------       -----------
Gross Profit........................................    6,293,336            --         6,293,336
Operating Expenses:
  Selling...........................................    1,949,126            --         1,949,126
  General and administrative........................    4,524,929      (280,000)        4,244,929
                                                      -----------     ---------       -----------
          Total.....................................    6,474,055      (280,000)        6,194,055
                                                      -----------     ---------       -----------
Operating Income (Loss).............................     (180,719)      280,000            99,281
Other Income (Expense):
  Interest expense..................................      (48,483)      (37,500)          (85,983)
  Interest income...................................      172,632       (77,744)           94,888
  Other.............................................       10,573            --            10,573
                                                      -----------     ---------       -----------
          Total.....................................      134,722      (115,244)           19,478
                                                      -----------     ---------       -----------
Income Before Income Taxes..........................      (45,997)      164,756           118,759
Income Tax Expense..................................      (16,824)       61,784            44,960
                                                      -----------     ---------       -----------
Net Income..........................................  $   (29,173)    $ 102,972       $    73,799
                                                      ===========     =========       ===========
Earnings Per Share:
  Basic.............................................  $     (0.01)                    $      0.03
                                                      ===========                     ===========
  Diluted...........................................  $     (0.01)                    $      0.03
                                                      ===========                     ===========
Weighted Average Common Shares Outstanding:
  Basic.............................................    3,207,319                       2,546,233
                                                      ===========                     ===========
  Diluted...........................................    3,207,319                       2,546,233
                                                      ===========                     ===========

---------------

(1) The pro forma statement of income reflects an adjustment to general and administrative expense as well as related income tax expense to eliminate the costs incurred in being a public company and adjustments to interest income as well as related income tax benefit for the lost interest on funds used to repurchase the Company's outstanding common stock offset by interest earned on notes to officers for shares acquired in Mergerco.

(2) The pro forma statement of income shows the tax effect as if Mergerco remained as a Subchapter C corporation for federal income tax purposes. Upon consummation of the merger, however, Mergerco will operate as a Subchapter S corporation and will not be subject to federal income tax.

                        NEUTRAL POSTURE ERGONOMICS, INC.

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                                    FOR THE SIX MONTHS
                                                                 ENDED DECEMBER 31, 2000
                                                        ------------------------------------------
                                                                       PRO FORMA      PRO FORMA AS
                                                        HISTORICAL   ADJUSTMENTS(1)   ADJUSTED(2)
                                                        ----------   --------------   ------------
Net Sales.............................................  $9,735,082     $      --       $9,735,082
Cost of Sales.........................................   6,204,129            --        6,204,129
                                                        ----------     ---------       ----------
Gross Profit..........................................   3,530,953            --        3,530,953
Operating Expenses:
  Selling.............................................   1,697,189            --        1,697,189
  General and administrative..........................   1,720,474      (140,000)       1,580,474
                                                        ----------     ---------       ----------
          Total.......................................   3,417,663      (140,000)       3,277,663
                                                        ----------     ---------       ----------
Operating Income (Loss)...............................     113,290       140,000          253,290
Other Income (Expense):
  Interest expense....................................     (22,004)      (18,750)         (40,754)
  Interest income.....................................      80,904       (33,460)          47,444
  Other...............................................       5,284            --            5,284
                                                        ----------     ---------       ----------
          Total.......................................      64,184       (52,210)          11,974
                                                        ----------     ---------       ----------
Income Before Income Taxes............................     177,474        87,790          265,264
Income Tax Expense....................................      81,552        32,921          114,473
                                                        ----------     ---------       ----------
Net Income............................................  $   95,922     $  54,869       $  150,791
                                                        ==========     =========       ==========
Earnings Per Share:
  Basic...............................................  $     0.03                     $     0.06
                                                        ==========                     ==========
  Diluted.............................................  $     0.03                     $     0.06
                                                        ==========                     ==========
Weighted Average Common Shares Outstanding:
  Basic...............................................   3,271,800                      2,546,233
                                                        ==========                     ==========
  Diluted.............................................   3,271,800                      2,546,233
                                                        ==========                     ==========


---------------

(1) The pro forma statement of income reflects an adjustment to general and administrative expense as well as related income tax expense to eliminate the costs incurred in being a public company and adjustments to interest income as well as related income tax benefit for the lost interest on funds used to repurchase the Company's outstanding common stock offset by interest earned on notes to officers for shares acquired in Mergerco.

(2) The pro forma statement of income shows the tax effect as if Mergerco remained as a Subchapter C corporation for federal income tax purposes. Upon consummation of the merger, however, Mergerco will operate as a Subchapter S corporation and will not be subject to federal income tax.

                                   LITIGATION



     Other than routine litigation matters, the Company is currently involved in three lawsuits and in an arbitration proceeding. The arbitration proceeding involves the Company's United States Patent No. 4,552,404 (the "Patent") which covers the design of virtually all models in the Neutral Posture(R) chair line and related business and intellectual property issues.


ERGOBILT/BODYBILT ARBITRATION

     On September 23, 1997, the Company was served with a suit filed by Bodybilt, Inc. ("Bodybilt"). Although the sole defendant in the suit was Dr. Jerome Congleton, both the American Arbitration Association and the Company were listed as "Injunctive Respondents." In general, the suit claims that: (i) Dr. Congleton exceeded the scope of his rights when he assigned the Patent to the Company; (ii) Dr. Congleton's assigns are prohibited from contending that Bodybilt's chairs infringe the Patent; and (iii) Dr. Congleton materially breached a 1991 Settlement Agreement. The suit sought: (v) an injunction against both the American Arbitration Association and the Company from proceeding with an arbitration initiated May 21, 1997; (w) unspecified monetary damages against Dr. Congleton; (x) a declaratory judgment as to Bodybilt's claims; (y) rescission of the 1991 assignment of the Patent to Dr. Congleton; and (z) other relief against Dr. Congleton. The Company intervened in this lawsuit.


     On September 3, 1998, the court rescinded the original assignment of the Patent from Dr. Congleton to the Company; however, the court invited Dr. Congleton to re-execute the assignment of the Patent to the Company subject to any restrictions arising out of the 1991 Settlement Agreement. The assignment was re-executed by Dr. Congleton on September 3, 1998, subject to any restrictions arising out of the 1991 Settlement Agreement. Also on September 3, 1998, the court granted a Plea in Abatement filed by the Company and Dr. Congleton, conditioned upon Dr. Congleton's consent to participate and his participation in binding arbitration, and the court stayed further proceedings in this lawsuit until further order of the court.



     On October 16, 1997, Ergobilt, Inc., the parent company of Bodybilt, sued the Company in the United States District Court for the Northern District of Texas, Dallas Division. In general, the lawsuit alleged that the Company, in violation of the Lanham Trademark Act, (i) published false and misleading information that its chairs are covered by the Patent, that it knows of no other chairs on the market that are similar to its chairs and that Bodybilt's chairs infringe the Patent and (ii) furnished false and misleading information concerning Ergobilt (including the Company's claim that substantially all of the chairs sold by Ergobilt's subsidiary, Bodybilt, are designed in such a manner that they infringe the Patent). The suit seeks unspecified monetary damages and injunctive relief from the Company. The Company has obtained an opinion of counsel that virtually all of its chairs are covered by the Patent. On October 17, 1997, the Company filed a motion to dismiss the lawsuit or compel arbitration, and on November 26, 1997, the Company filed its counter-claim against Ergobilt and a motion to join Bodybilt as a third party defendant. On August 10, 1998, the court dismissed without prejudice Ergobilt's claims against the Company and entered an order compelling the Company and Bodybilt to submit their disputes to arbitration. In this lawsuit, the Company's counter-claim against Ergobilt for patent infringement and dilution of the Company's trademark remain pending; however, the parties have agreed to arbitrate these claims and these claims are pending in the arbitration proceeding described in the following paragraph.


     On August 31, 1998, the Company initiated a new arbitration proceeding against Bodybilt claiming patent infringement, breach of contract, tortious interference, slander, trade libel, unfair competition and dilution of the Company's trademark. The Company believes that substantially all of the chairs sold by Bodybilt are designed in such a manner that they infringe the Patent. The Company intends to enforce what it believes to be exclusive ownership rights to the Patent by seeking injunctive relief as well as damages. The demand for arbitration was filed with the American Arbitration Association pursuant to a mandatory arbitration clause included in the Settlement Agreement executed in 1996 between the Company and Bodybilt, and pursuant to the Federal Court order compelling arbitration described above. Dr. Congleton has joined in the arbitration.

     On October 14, 1998, Bodybilt filed a counter-claim in the arbitration proceeding against the Company claiming deceptive advertising under the Lanham Act, unfair competition, breach of contract, tortious interference, slander and trade libel.


     The first segment of the arbitration hearing was completed in April 2000 during which the Company presented its case in chief on both liability and damages. The arbitration resumed in mid-December, at which time Ergobilt/Bodybilt put on their defenses and counterclaims. All post-trial briefing has been scheduled and was concluded by March 12, 2001. All issues are before the arbitrator who is expected to take between 60 to 90 days to issue his ruling. As soon as the arbitrator has ruled, enforcement proceedings may occur. Ergobilt/ Bodybilt is seeking rescission of the 1991 Settlement Agreement, return of the Patent, attorneys' fees and other damages based on their counterclaims, potentially aggregating up to $38,000,000. The Company is seeking significant damages for trademark infringement, breach of contract, patent infringement, and disparagement, including legal fees, potentially aggregating up to $25,000,000.


     Regardless of the outcome of the arbitration the Company will continue to pay all defense costs of Dr. Congleton associated with the arbitration.

HAKALA LITIGATION


     On February 14, 2000, Rebecca Boenigk, Chairman and Chief Executive Officer of the Company, and the Company filed suit against Scott D. Hakala in the 95th Judicial District Court of Dallas County, Texas, alleging the defendant committed libel and published written communications on the Internet that contained false, misleading, defamatory and disparaging statements about the plaintiffs. The suit seeks unspecified monetary damages.


AQUILINO LITIGATION

     On July 13, 2000, the Company and Dr. Congleton filed suit against Nicholas
J. Aquilino and the law firm of Aquilino & Welsh in the 361st Judicial District Court of Brazos County, Texas, alleging the defendants breached their fiduciary duty to plaintiffs. The plaintiffs allege that the defendants were negligent in exercising the usual and customary standard of care in the performance and rendering of professional services to the Company and Dr. Congleton in connection with legal matters involving the Patent. The Company and Dr. Congleton are seeking damages in excess of $1.5 million. On August 15th, 2000, the case was moved to the United States District Court for the Southern District of Texas, Houston Division.

SECURITIES LITIGATION


     On November 8, 2000, the Company was served with a lawsuit filed on October 19, 2000, in the County Court of Dallas County in Dallas, Texas against the Company, Rebecca Boenigk, Jaye Congleton, David Campbell and Huberman Financial, Inc. The lawsuit alleges violations of the Texas Securities Act, fraud in stock transactions under Texas law, common law fraud and deceit, and negligent misrepresentation. The suit is a securities class action lawsuit filed on behalf of all persons who purchased, held or sold the stock of the Company between October 20, 1997 and October 20, 2000.



     On November 24, 2000, the Company and the individual defendants removed the lawsuit to the United States District Court for the Northern District of Texas, Dallas Division, on grounds that all of the plaintiffs' claims are preempted by the Securities Litigation Uniform Standards Act. The defendants also filed, concurrent with the removal papers, a motion to dismiss all claims on the basis of preemption. Plaintiffs have filed their response to such motions, to which defendants have replied. The parties presently await a ruling from the court. If any claims remain after the court rules, the Company intends to contest this matter vigorously.


     Although uncertainties associated with arbitration and other litigation risks make it impossible for the Company to predict the outcome of the arbitration and lawsuits with certainty, the Company does not believe that the outcome of the arbitration and the lawsuits will have a material adverse impact on its financial position, results of operations and cash flows.

                     MARKET PRICES AND DIVIDEND INFORMATION


     The Company's common stock traded on the Nasdaq National Market System since the Company's initial public offering on October 20, 1998 until August 20, 1999. Effective August 20, 1999, the Company voluntarily moved from the Nasdaq National Market System to the Nasdaq SmallCap Market and is traded under the symbol "NTRL." On March 22, 2001, the Company had approximately 110 shareholders of record of the Company's common stock.


     The following table describes the high and low sale prices for the Company's common stock for the quarters indicated.

                          PRICE RANGE OF COMMON STOCK


                                                              HIGH     LOW
                                                              -----   -----
Year Ended June 30, 1999
  1st Quarter...............................................  $4.00   $2.50
  2nd Quarter...............................................  $4.63   $2.50
  3rd Quarter...............................................  $5.38   $2.75
  4th Quarter...............................................  $3.00   $1.88
Year Ended June 30, 2000
  1st Quarter...............................................  $2.44   $1.38
  2nd Quarter...............................................  $2.22   $1.25
  3rd Quarter...............................................  $2.63   $1.19
  4th Quarter...............................................  $1.66   $1.00
Year Ended June 30, 2001
  1st Quarter...............................................  $1.49   $1.13
  2nd Quarter...............................................  $1.63   $1.19
  3rd Quarter (up to March 22, 2001)........................  $2.25   $1.44


     Such over-the-counter market quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

     Since the Company's initial public offering, the Company has not declared or paid any cash dividends on the common stock. The Company presently intends to retain all earnings, if any, to provide funds for its operations and expansion, and therefore does not anticipate paying cash dividends or making any other distributions on its shares of common stock in the foreseeable future. The terms of certain of the Company's debt documents restrict the Company's ability to pay dividends to its shareholders and acquire capital stock.

                  RISK FACTORS AND FORWARD LOOKING STATEMENTS


     We are including the following discussion to inform you generally of some of the risks and uncertainties that can affect the Company and your investment in the Company. If the merger is consummated and you are not a member of the Buyer Group, you will receive cash consideration in exchange for your investment in the Company, and the following risk factors will no longer affect you. If the merger is not consummated or if you are a member of the Buyer Group, the following risks and uncertainties may affect your investment in the Company. You should carefully consider these risk factors and how they could effect your investment in the Company when making your decision on whether to vote in favor of the merger.


     We believe the factors discussed below are important factors that could cause actual results to differ materially from those expressed in a forward-looking statement made in this proxy statement or elsewhere by us or on our behalf. Unpredictable or unknown factors not discussed below could also have material adverse effects on actual results. We do not intend to update our description of important factors each time a potential important factor arises. You should be aware that important factors not described below could affect the accuracy of our forward-looking statements, and you should use caution and common sense when analyzing our forward-looking statements.

                   RISK FACTORS RELATING TO ALL SHAREHOLDERS

THERE IS STRONG COMPETITION IN THE CONTRACT FURNITURE INDUSTRY IN WHICH THE COMPANY OPERATES.

     The contract furniture industry is highly competitive, with a large number of competitors offering similar products. Many of our competitors are large and have significantly greater financial, marketing, manufacturing and technical resources than we do. Our most important competitors include Herman Miller Inc., Steelcase, Inc., Knoll Inc. and Haworth, Inc. These competitors have a substantial volume of furniture and products installed at businesses throughout the country, providing a continual source of demand for further products. Moreover, the products of these competitors have strong acceptance in the marketplace. These competitors could develop alternative product designs that could give them a competitive advantage over us. We also compete with many other companies such as (i) HAG, Inc., Grahl Industries, Inc. and Bodybilt for our Neutral Posture(R) chair line; (ii) United Chair, HON Industries, Inc. and Superior Furniture for our Harvard chair lines; and (iii) Workrite, Inc., ISE Inc., IntellaSpace, a division of Weber Knapp, Inc. and IDEA Industries, Inc. for our N-hancements accessory line. In addition, we face significant price competition from our competitors and may encounter competition from new market entrants. We cannot assure you that we will be able to compete successfully in the future.

THE COMPANY'S FUTURE SUCCESS DEPENDS ON OUR CONTINUED RELATIONSHIP WITH CERTAIN KEY PERSONNEL.

     The Company's future success will depend on the continued efforts of Mrs. Rebecca E. Boenigk, Chairman of the Board and Chief Executive Officer and Mr. Thomas G. Peterson, President and Chief Operating Officer. Mrs. Boenigk has an employment agreement with the Company that contains non-compete and non-solicitation clauses and expires July 1, 2001, subject to automatic one-year extensions unless either party gives 90 days' notice of its intention not to renew. Mr. Peterson also has an employment agreement with the Company, which contains non-compete and non-solicitation clauses and expires March 1, 2003, subject to automatic one-year extensions unless either party gives 90 days' notice of its intention not to renew. In the event the merger is consummated, these employment agreements will be superseded. See "Certain Effects of the Merger -- Interests of Certain Persons in the Merger." We maintain key person life insurance on Mrs. Boenigk and Mr. Peterson. The loss of the services of Mrs. Boenigk or Mr. Peterson could have a material adverse effect on the Company. Our success also depends on our ability to retain our key management, marketing and sales personnel and to attract, assimilate and retain qualified personnel at a reasonable cost. We cannot assure you that we will be successful in attracting, assimilating and retaining such personnel.

THE COMPANY OFFERS A LIMITED NUMBER OF PRODUCT LINES, AND THERE CAN BE NO ASSURANCE THAT NEW PRODUCT LINES THAT WILL BE ACCEPTED BY THE MARKET WILL BE DEVELOPED.

     At the present time, our products are primarily limited to five series of ergonomic office chairs marketed under the Neutral Posture(R) trade name, a series of multi-purpose chairs marketed under the Harvard trade name and the N-hancements accessory line. Changing market conditions, consumer preferences or competition could lessen the demand for our existing products. We cannot assure you that we will be able to develop additional ergonomic products or that a market would develop for any such products. Developing and offering new products will require significant expenditures, and it may take an extended period of time for revenues to cover these expenses. In addition, new products may have quality or other defects in the early stages of introduction that we did not anticipate in the design of those products. We cannot determine the effect on operating results of unanticipated complications in product introductions. If we are able to develop new products, we cannot assure you that they will achieve market acceptance or otherwise be successfully introduced. Any such failure may have a material adverse effect on the Company.

THE COMPANY RELIES HEAVILY ON OUR INTELLECTUAL PROPERTY, WHICH CAN BE COSTLY TO PROTECT AND WHICH WE WILL EVENTUALLY NO LONGER OWN EXCLUSIVELY.

     The Company owns three United States patents and several trademarks in order to protect our ergonomic products and other intellectual property. Our patent covering virtually all of the Neutral Posture(R) chair line expires in October 2003. Because our chairs can be manufactured with a relatively small investment in infrastructure, expiration of the patent in 2003 will make manufacture of copies of our chairs relatively easy for existing furniture manufacturers or new market entrants that desire to make competitive chairs based on the design encompassed by such patent. The second patent relates to computERGO(R), a product that has been discontinued. The third patent relates to the Company's Fring()TM Footrest that has become a popular option with the Neutral Posture(R) chair line.

     We have several patents pending, and we possess a wide array of unpatented proprietary know-how and common law trademarks. Our ability to compete effectively with other companies depends, to a significant extent, on our ability to protect our intellectual property. We cannot assure you how well the claims of patents and various trademarks will protect our intellectual property, nor can we assure you of the likelihood that patents or trademarks will be issued on pending or contemplated applications. If we were unable to protect the proprietary nature of our intellectual property with respect to our current or any future products, it could have a material adverse effect on the Company.


     We cannot assure you that any patents or trademarks that we have obtained or may obtain will not be challenged, invalidated, canceled, narrowed or circumvented by our competitors, nor can we assure you that the rights granted under any patents or trademarks will protect our competitive advantages. We cannot assure you that, if challenged, our patents or trademarks would be held valid by a court of competent jurisdiction. If we were to lose our patent covering virtually all of our chairs prior to its expiration in October 2003, we may need to rely on our license to use such patent. In a 1991 Settlement Agreement, our license is conditioned on the Company being majority-owned by Rebecca E. Boenigk and Jaye E. Congleton, a limitation that could limit our ability to obtain additional equity capital in the future. In addition, our competitors may have filed for patent protection, which is not as yet a matter of public knowledge. Moreover, a court could interpret a third party's patents so broadly as to cover some of our products. See "Litigation," beginning on page 28 of this proxy statement.


THE COMPANY MAY BECOME SUBJECT TO ADDITIONAL REGULATION IF OUR STOCK DOES NOT MEET CERTAIN MINIMUM PRICE AND VOLUME STANDARDS.


     In the event our common stock is delisted from trading on any Nasdaq market and the trading price of the common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. We may be delisted from trading on Nasdaq if certain maintenance standards concerning the number of shares of common stock, the market value of the shares common stock, the number of shareholders of common stock or the number of market makers in the common stock are not met. Under Rule 15g-9, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. These requirements include determining the suitability of each purchaser in writing and receiving the purchaser's written consent prior to the transaction.


     The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to regulations adopted by the Securities and Exchange Commission, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). This additional disclosure must include the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with the market. These extra requirements could severely limit the ability of purchasers to sell their securities in the secondary market. If the merger is completed, Mergerco intends to apply for delisting as soon as possible after the completion of the merger. We cannot assure you that we will not be delisted from Nasdaq or that the price of the common stock per share will trade above $5.00 (trading prices of which have recently been significantly lower than $5.00 per share).

THE COMPANY RELIES ON A LIMITED NUMBER OF SUPPLIERS AND SUBCONTRACTORS FOR COMPONENTS THAT ARE VITAL TO OUR PRODUCT LINES.

     The Company's largest supplier, Leggett & Platt, Inc., is currently the only source of an adjustment mechanism that is a key component of Neutral Posture(R) chairs. While we have not had any negative experiences with this supplier, we have no binding supply contract with Leggett & Platt, Inc. Unless we find other supply sources for this adjustment mechanism, we could be subject to pricing risks, delivery delays and quality control problems, or even unavailability of the component. Any of these events could have a material adverse effect on the Company. Shepherd Products, Inc. manufactures the majority of our seats and backs. Any disruption in Shepherd's ability to manufacture the seats and backs could also have a material adverse effect on the Company.

THE CONTRACT FURNITURE INDUSTRY IS HIGHLY AFFECTED BY TRENDS IN THE GENERAL ECONOMY AND BY INDUSTRY FACTORS.

     A variety of trends in the general economy, such as white collar employment levels, corporate cash flows and non-residential commercial construction, as well as industry factors such as corporate reengineering and restructuring, technology demands, ergonomic, health and safety concerns and corporate relocations can cause great fluctuations in the contract furniture industry revenues. We cannot assure you that current or future economic or industry trends will not adversely affect the Company.

THE COMPANY DEPENDS ON A RELATIVELY SMALL NUMBER OF CUSTOMERS FOR A LARGE PERCENTAGE OF OUR TOTAL REVENUES.

     The Company's largest customers, General Services Administration ("GSA"), Relax the Back Corporation ("RTB"), United Parcel Service ("UPS"), Sykes Enterprises and Wrightline accounted for approximately 19.9%, 13.0%, 7.5%, 3.6%, and 2.5%, respectively, of our total revenues in fiscal year 2000. Our contract with the GSA is subject to renegotiation or termination at the convenience of the GSA, expires on June 20, 2001, and is subject to renewal for a five-year period after expiration of the initial term. The contract is then renewable for up to three additional five-year terms. We have no binding contracts with RTB, UPS, Sykes Enterprises or Wrightline. The loss of any of these customers, or a reduction in any of the customers' purchases, could have a material adverse effect on the Company.

     We sell our products to stores owned by RTB and to its franchised stores. Recent developments at RTB have led us to believe that we may have trouble collecting money owed to us by RTB, as it relates to RTB's corporate stores, which comprise approximately 40% of RTB sales. In response to this knowledge, we have increased our estimate of the allowance for bad debts by approximately $235,000 related to RTB's corporate stores' accounts receivable balance at June 30, 2000. During the first quarter of fiscal 2001, we shipped an additional $100,000 worth of product to RTB corporate stores and, therefore, we increased our allowance an additional $100,000 during the first quarter of fiscal 2001. All subsequent shipments of product to RTB have been made on a cash basis. On November 9, 2000, the Company was informed that RTB had filed for protection under Chapter 11 of the federal bankruptcy code.

THE COMPANY MAY NOT BE ABLE TO NEGOTIATE ACQUISITIONS OR ALLIANCES THAT WOULD ALLOW US TO CONTINUE TO EXPAND OUR BUSINESS.

     The Company's business strategy includes possible acquisitions and strategic marketing alliances to broaden our product lines. However, we cannot assure you that we will be able to find attractive acquisition or alliance candidates or that we will complete any acquisitions. We also cannot assure you that we will successfully integrate or operate any acquired business. If we make any such acquisition or alliance, we cannot assure you that any such transaction will not have a material adverse effect on the Company, particularly, in the case of acquisitions, during the period in which such operations are being integrated into those of the Company. Furthermore, our ability to make acquisitions or enter into alliances may depend upon our ability to obtain financing, and we cannot assure you that we will be able to obtain financing on acceptable terms, if at all.

DEMAND FOR OUR PRODUCT IS LIMITED BY CONSUMER AWARENESS OF THE HEALTH BENEFITS OF OUR PRODUCT.

     Public awareness of ergonomics and the application of anthropometrics is limited. There is limited data to validate the potential market demand for our products. We cannot assure you that market demand will develop or that we will be successful in marketing ergonomic contract furniture or other products.

THE COMPANY IS SUBJECT TO PRODUCT LIABILITY CLAIMS ON THE FURNITURE WE PRODUCE.

     The Company is subject to product liability claims as a result of alleged product design and manufacturing defects. We could be liable for product liability claims for failure to provide appropriate literature warnings or directions with our products. We also could be liable for product liability claims for defective products or components as a result of our participation in the distribution of products or components, even if we did not actually design, manufacture or assemble the products or components. Although we have not experienced any material loss due to product liability claims to date and currently maintain product liability insurance coverage that we consider appropriate, we cannot assure you that the amount or scope of the coverage we maintain will be adequate to protect us if a significant product liability claim is asserted successfully.

THE COMPANY IS SUBJECT TO WARRANTY LIABILITY ON OUR PRODUCTS FOR PERIODS OF UP TO FIVE YEARS.

     Various components of our chairs are warranted against defects in materials or work quality for up to five years. In June 1998, we extended a limited lifetime warranty for all new chairs manufactured after that date and further extended the warranty on certain components to 10 years in June 1999. We have not experienced any material loss from warranty claims to date and maintained a reserve at December 31, 2000, of $215,704 for such claims. We cannot assure you, however, that material warranty claims will not be asserted in the future or, if asserted, that our reserve will be adequate.

THE COMPANY IS GOVERNED BY AND SUBJECT TO RISKS OF LIABILITIES WITH RESPECT TO LOCAL, STATE AND FEDERAL ENVIRONMENTAL REGULATIONS.

     The past and present business operations of the Company and the past and present ownership and operation of the manufacturing plant on real property owned by us are subject to extensive and changing federal, state, local and foreign environmental laws and regulations. These regulations include those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions on our real property may be found to exist. Compliance with more stringent laws or regulations, or stricter interpretation of existing laws, may require additional expenditures by the Company, some of which may be material.

THE COMPANY IS CONTROLLED BY A SMALL NUMBER OF INSIDERS.

     The Company's directors, executive officers and their relatives control approximately 62% of the Company's outstanding voting securities and are in a position to elect our directors and officers, to control our policies and operations and to determine the outcome of certain matters submitted for shareholder approval. Because so few people own so many shares of stock, it is unlikely that any other holder of common stock will be able to affect the management or direction of the Company.

THE COMPANY'S BUSINESS IS SUBJECT TO SEASONALITY.

     Historically, our business has been subject to seasonality. Typically, our revenue is greater during the first and second quarters of our fiscal year. These seasonal fluctuations in sales exist because our customers typically make their purchases in these two quarters. Our results of operations would be adversely and disproportionately affected if customers order substantially less than normally expected during these two fiscal quarters.

         ADDITIONAL RISK FACTORS RELATING TO MEMBERS OF THE BUYER GROUP


MERGERCO WILL BE CONTROLLED BY A SMALL NUMBER OF INSIDERS.

     Upon completion of the merger, approximately 68% of the outstanding shares of Mergerco common stock will be held by two shareholders of Mergerco. Accordingly, these shareholders will have the power to control the direction and policies of Mergerco, subject to Mergerco's bylaws and the terms of a shareholders agreement to which such shareholders are parties, including the power to elect a majority of its directors, appoint new management and approve many actions requiring the approval of its shareholders, such as adopting most amendments to its certificate of incorporation and approving mergers or sales of substantially all of its assets. The directors so elected will have certain authority to issue additional stock and stock options, implement stock repurchase programs, declare dividends and make other such decisions about Mergerco's capital stock. These actions may dilute, reduce or eliminate the ownership of minority shareholders in Mergerco. In addition, the existence of such controlling shareholders may have the effect of discouraging or making it more difficult for a third party to acquire a majority of Mergerco's outstanding equity securities. A third party would be required to negotiate any proposed transaction with the controlling shareholders, who may have differing interests from those of Mergerco's other shareholders

BECAUSE MERGERCO'S COMMON STOCK WILL NOT BE LISTED ON A NATIONAL EXCHANGE, ITS LIQUIDITY WILL BE LIMITED AND ITS MARKET VALUE MAY BE REDUCED.

     Mergerco's common stock will not be listed on a national securities exchange. Because there will be no public trading market for Mergerco's common stock, it will be difficult or impossible for shareholders to resell their shares of common stock. In addition, Mergerco will have a right of first refusal with respect to the transfer of any common stock of Mergerco you own, except for transfers to family members and trusts, and transfers in accordance with the shareholders agreement to which Mergerco is a party. This means that Mergerco will have the right to purchase any shares offered to a transferee on the same terms offered to the transferee. This right of first refusal may make it more difficult for you to find buyers for any shares of Mergerco's common stock you own.

YOUR ACCESS TO INFORMATION ABOUT MERGERCO WILL BE RESTRICTED.

     Because Mergerco stock will be held by so few shareholders, Mergerco will not register its common stock under the Securities Exchange Act of 1934, as amended. If Mergerco's common stock is not registered, it will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act. Therefore, Mergerco will not be required to provide any reports or information to you other than in accordance with your right to inspect its books and records under Texas law. As a result, the information available to shareholders on Mergerco's business and financial condition will be reduced, which could adversely affect the market value of its common stock.

                                  THE PARTIES

NEUTRAL POSTURE ERGONOMICS, INC.

     Neutral Posture Ergonomics, Inc. was incorporated in 1990 under the laws of the State of Texas and has manufactured, marketed and distributed the Neutral Posture(R) ergonomic chair line since inception. Most of the current models are based upon patented and/or patent-pending designs of Jerome Congleton, Ph.D., P.E., C.P.E., an ergonomist certified by the Board of Certification in Professional Ergonomics, who serves as a design consultant to the Company. Based on anthropometrics, the scientific study of the measurements of size, weight and proportions of the human body, the Company manufactures, under the Neutral Posture(R) trade name, five series of ergonomic chairs designed to minimize the physical stress imposed upon the human body while seated. Virtually all chairs marketed under the Neutral Posture(R) trade name can be adjusted to accommodate the size, weight and proportions of body types from as small as the 5th percentile female to as large as the 95th percentile male.

     In 1998, the Company acquired certain assets of Harvard Industries, Inc. The acquisition included a series of chair lines, which has been in existence for approximately 10 years, with an established distribution base. The chair lines range from high back executive chairs with minimal adjustability to a series of ergonomic chairs with up to eight adjustments. In fiscal 2000, the Company re-introduced the Harvard chair line with significant product updates and revisions. In fiscal 2000, the Company also added the N-hancements product line, an ergonomic accessory line consisting of height and angle adjustable workstation products such as keyboard trays, monitor lifts and CPU holders.


     The Company's principal executive offices are located at 3904 North Texas Avenue, Bryan, Texas 77803, and its telephone number is (979) 778-0502. As of March 22, 2001, the Company had 95 full-time employees.


NEUTRAL POSTURE ERGONOMICS MERGER CO., INC.

     Neutral Posture Ergonomics Merger Co., Inc. was incorporated in 2000 under the laws of the State of Texas for the purpose of completing the merger. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation or incurred in connection with the merger. Mrs. Boenigk owns 100% of the outstanding shares of common stock of Mergerco.

     Mergerco's principal executive offices are located at 3904 North Texas Avenue, Bryan, Texas 77803, and its telephone number is (979) 778-0502. Mergerco has no full-time employees.

THE BUYER GROUP

     The Buyer Group consists of the following individuals affiliated with the Company and custodial accounts for members of their families. Additional information on those members of the Buyer Group serving as directors or executive officers of the Company may be found in the section entitled "Directors and Officers" elsewhere in this proxy statement.

     Rebecca E. Boenigk is the Chairman of the Board, Chief Executive Officer and a director of the Company and will serve in the same capacities on behalf of Mergerco after completion of the merger.

     Jaye E. Congleton is the Executive Vice President -- Product Development, Secretary and a director of the Company and will serve in the same capacities on behalf of Mergerco after completion of the merger.

     Thomas G. Peterson is the President, Chief Operating Officer and a director of the Company and will serve in the same capacities on behalf of Mergerco after completion of the merger.

     Mark E. Benden is the Vice President -- Engineering of the Company and will serve in the same capacity on behalf of Mergerco after completion of the merger.

     David W. Ebner is the Vice President -- Operations of the Company and will serve in the same capacity on behalf of Mergerco after completion of the merger.

     Gregory A. Katt is the Vice President, Chief Financial Officer and Treasurer of the Company and will serve in the same capacities on behalf of Mergerco after completion of the merger.

     Catherine Coker is an employee of the Company. Ms. Coker is a family member of Mrs. Boenigk and Mrs. Congleton.

     Michele Zincke is a shareholder of the Company. Ms. Zincke is a family member of Mrs. Boenigk.

     The principal business address of Mrs. Boenigk, Mrs. Congleton, Ms. Coker, Ms. Zincke and Messrs. Peterson, Benden, Ebner and Katt is 3904 North Texas Avenue, Bryan, Texas 77803, and their telephone number is (979) 778-0502.

                              SECURITIES OWNERSHIP


     This section provides information as of March 22, 2001, with respect to the beneficial ownership of the Company's common stock and Mergerco's common stock by the persons or entities identified below. A person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.


NEUTRAL POSTURE ERGONOMICS, INC.


     As of March 22, 2001, the record date, the Company had outstanding 3,271,800 shares of common stock. Each share of common stock is entitled to one vote.



     The following table presents information about the beneficial ownership of the Company's common stock, as of March 22, 2001, by each person or group known by the Company to own more than 5% of the common stock and by each director and executive officer of the Company, and by each pension, profit-sharing or similar plan of the Company, and by all directors and executive officers of Company as a group:


     Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power by the person or entity indicated.

                           SHARES OWNED BENEFICIALLY

NAME AND ADDRESS                                               NUMBER     PERCENT
----------------                                              ---------   -------
DIRECTORS AND EXECUTIVE OFFICERS
  Rebecca E. Boenigk(1)(2)..................................    916,510     27.7%
  Jaye E. Congleton(1)(3)...................................    814,440     24.6%
  Thomas G. Peterson(1)(4)..................................    120,000      3.6%
EXECUTIVE OFFICERS
  David S. Ebner(1)(5)......................................     70,100      2.1%
  Gregory A. Katt(1)(6).....................................     34,100      1.0%
  Mark E. Benden(1)(7)......................................     22,350     *
DIRECTORS
  Susan P. Bari(8)..........................................         --     *
  Maryla R. Fitch(9)........................................      7,000     *
  Dr. Cynthia Pladziewicz(10)...............................      7,500     *
  John R. Samuel(11)........................................         --     *
FIVE-PERCENT OWNERS
  See Boenigk and Congleton above
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10
  PERSONS)(12)..............................................  1,992,000     58.7%

---------------

 *  Less than 1%.

 (1) The business address for the named person is 3904 N. Texas Avenue, Bryan, Texas 77803.

 (2) Includes an aggregate of 18,900 shares in Mrs. Boenigk's daughter's and son's UGMA account, of which Mrs. Boenigk's husband is the custodian. Does not include the shares owned by Mrs. Boenigk's mother, Jaye E. Congleton, as to which Mrs. Boenigk disclaims beneficial ownership. Includes 25,000 shares acquired from a former executive officer of the Company in May 1999, at a price of $2.125 per share.

 (3) Includes an aggregate of 4,700 shares in Mrs. Congleton's grandchildren's UGMA accounts, of which Mrs. Congleton is the custodian. Does not include the shares owned by Jaye E. Congleton's daughter, Rebecca E. Boenigk, as to which Mrs. Congleton disclaims beneficial ownership. Includes 28,000 shares acquired from a former executive officer of the Company in May 1999, at a price of $2.125 per share.

 (4) Includes 20,000 shares issuable upon exercise of stock options and 100,000 shares acquired from the treasury of the Company in February 2000, at a price of $2.125 per share.

 (5) Includes 10,000 shares issuable upon exercise of stock options.

 (6) Includes 28,750 shares issuable upon exercise of stock options and 5,000 shares acquired from a former executive officer of the Company in May 1999, at a price of $2.125 per share.

 (7) Includes 16,250 shares issuable upon exercise of stock options and 5,000 shares acquired from a former executive officer of the Company in May 1999, at a price of $2.125 per share.

 (8) The business address for the named person is 1120 Connecticut Avenue NW, Suite 950, Washington, DC. 20036.

 (9) The business address for the named person is 16400 SE CF Way, Vancouver, Washington 98683. Includes 5,000 shares issuable upon exercise of stock options.

(10) The business address for the named person is 3707 Gaston Avenue, Suite 418, Dallas, Texas 75246. Includes 5,000 shares issuable upon exercise of stock options.

(11) The business address for the named person is 4333 Amon Carter Blvd., MD 5283, Fort Worth, Texas 75261.

(12) Includes shares described in footnotes (2), (3), (4), (5), (6), (7) (9) and
     (10).

The Company acquired 137,000 shares of Company common stock from a former executive officer of the Company in May 1999, at a price of $2.125 per share.

NEUTRAL POSTURE ERGONOMICS MERGER CO., INC.


     As of March 22, 2001, the record date, Mergerco had outstanding 500 shares of common stock, all of which are owned by Mrs. Boenigk. Each share of common stock is entitled to one vote.


     The following table presents information about the beneficial ownership of Mergerco's common stock immediately after the merger, by each person or group known by Mergerco to own more than 5% of the common stock and by each director and executive officer of Mergerco, or any pension, profit-sharing or similar plan of Mergerco, and by all directors and executive officers of Mergerco as a group:

     Unless otherwise indicated, all shares shown in the table below will be held with sole voting and investment power by the person or entity indicated.


                           SHARES OWNED BENEFICIALLY


NAME AND ADDRESS                                               NUMBER     PERCENT
----------------                                              ---------   -------
DIRECTORS AND EXECUTIVE OFFICERS
  Rebecca E. Boenigk(1)(2)..................................    917,010    36.1%
  Jaye E. Congleton(1)(3)...................................    814,440    32.0%
  Thomas G. Peterson(1).....................................    254,900    10.0%
EXECUTIVE OFFICERS
  Mark E. Benden(1).........................................    127,000     5.0%
  David W. Ebner(1).........................................    181,000     7.1%
  Gregory A. Katt(1)........................................    127,000     5.0%
FIVE-PERCENT OWNERS
  See Boenigk, Congleton, Peterson, Benden, Ebner and Katt
     above
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (6
  Persons)..................................................  2,421,350    95.1%

---------------

(1) The business address for the named person is 3904 N. Texas Avenue, Bryan, Texas 77803.

(2) Includes an aggregate of 18,900 shares in Mrs. Boenigk's daughter's and son's UGMA account, of which Mrs. Boenigk's husband will be the custodian. Does not include the shares to be owned by Mrs. Boenigk's mother, Jaye E. Congleton, as to which Mrs. Boenigk disclaims beneficial ownership.

(3) Includes an aggregate of 4,700 shares in Mrs. Congleton's grandchildren's UGMA accounts, of which Mrs. Congleton will be the custodian. Does not include the shares to be owned by Jaye E. Congleton's daughter, Rebecca E. Boenigk, as to which Mrs. Congleton disclaims beneficial ownership.

                             DIRECTORS AND OFFICERS

NEUTRAL POSTURE ERGONOMICS, INC.


     The following information describes the name and principal occupation of each director and executive officer of the Company, his or her position with the Company and the date he or she first became a director or an officer, if applicable. Unless otherwise indicated below, the business address of each director and executive officer is c/o Neutral Posture Ergonomics, Inc., 3904 N. Texas Avenue, Bryan, Texas 77803. For the last five years, none of these persons has been convicted in a criminal proceeding, nor has any of these persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each director and officer of the Company is a United States citizen.


                   NAME                      AGE                CURRENT POSITION
                   ----                      ---                ----------------
CLASS I DIRECTORS
  TERM TO EXPIRE IN 2001
  Maryla R. Fitch.........................   53    Director
  Dr. Cynthia Pladziewicz.................   43    Director
  Thomas G. Peterson......................   36    President, Chief Operating Officer and
                                                   Director
CLASS II DIRECTORS
  TERM TO EXPIRE IN 2002
  Jaye E. Congleton.......................   56    Executive Vice President -- Product
                                                     Development, Secretary and Director
  John R. Samuel..........................   37    Director
CLASS III DIRECTORS
  TERM TO EXPIRE IN 2003
  Rebecca E. Boenigk......................   37    Chairman of the Board, Chief Executive
                                                   Officer and Director
  Susan Phillips Bari.....................   55    Director
EXECUTIVE OFFICERS
  Mark E. Benden..........................   33    Vice President -- Engineering
  David W. Ebner..........................   40    Vice President -- Operations
  Gregory A. Katt.........................   42    Vice President, Chief Financial Officer
                                                   and Treasurer

     A description of the background of each of the directors and executive officers of the Company is provided below.

     Mark E. Benden served as Director of Engineering from January 1998 to September 1998 and as Vice President -- Engineering since September 1998. Prior to these positions, from 1992 to 1998, he was a regional ergonomic and safety engineer for Johnson and Johnson, Inc, One Johnson and Johnson Plaza, New Brunswick, NJ 08933, a publicly traded manufacturer and retailer of a broad range of products in the health care field.

     Rebecca E. Boenigk co-founded the Company in 1990 with Jaye E. Congleton and has served as Chairman of the Board since 1990 and Chief Executive Officer since 1996 and served as President from 1990 to 1996. Mrs. Boenigk also serves on the Industry Advisory Board of the National Science Foundation Industry/University Cooperative Research Center in Ergonomics at Texas A&M University. Mrs. Boenigk is a member of the Human Factor and Ergonomic Society and a member of the Leadership Forum of the Women's Business Enterprise National Council. In 1997, Mrs. Boenigk was awarded, along with her mother, Mrs. Congleton, Ernst and Young's Entrepreneur of the Year award in manufacturing in the Houston region. Mrs. Boenigk is the daughter of Mrs. Congleton, a director and officer of the Company, and Dr. Jerome Congleton, a consultant to the Company.

     Susan Phillips Bari has served as a director of the Company since March 2000. Since 1997, Mrs. Bari has served as President of the Women's Business Enterprise National Council, 1120 Connecticut Ave. NW, Suite 950, Washington, DC 20036. From 1995 to 1997, Mrs. Bari served as President of the Nonprofit Management Corporation, 2419 N. Lincoln St., Arlington, VA 22207, that provided counsel to nonprofit organizations and small businesses. Mrs. Bari has also spent five years as Executive Director of the American Women's Economic Development Corporation, 1250 24th St. NW, Washington, DC 20037 and three years as Associate Director, Office of Presidential Personnel for the White House.

     Jaye E. Congleton co-founded the Company in 1990 with Rebecca E. Boenigk and has served as a director, Executive Vice President -- Product Development and Secretary of the Company since April 1998 and also served as a director, Executive Vice President and Secretary from 1990 to August 1997. In 1997, Mrs. Congleton was awarded, along with her daughter, Mrs. Boenigk, Ernst and Young's Entrepreneur of the Year award in manufacturing in the Houston region. Mrs. Congleton is the mother of Mrs. Boenigk, the Chairman of the Board and Chief Executive Officer of the Company, and the spouse of Dr. Jerome Congleton, a consultant to the Company.

     David W. Ebner has served as Vice President -- Operations since 1995. From 1994 to 1995, Mr. Ebner served as the Company's Plant Manager.

     Maryla R. Fitch has served as a director of the Company since April 1998. Mrs. Fitch has served as Vice President, Corporate Relations and Secretary of Consolidated Freightways Corporation, 16400 S.E. CF Way, Vancouver, WA 98607, a freight transportation company, since December 1996 when it was spun-off as a publicly traded company. From 1991 to 1996, Mrs. Fitch served as Vice President, Investor Relations and Secretary of CNF Transportation Inc., 3240 Hillview Avenue, Palo Alto, CA 94304, former parent of Consolidated Freightways Corporation.

     Gregory A. Katt has served as Vice President and Chief Financial Officer of the Company since May 1997 and as Treasurer of the Company since August 1997. Mr. Katt served as Treasurer of American Exploration Company, 1331 Lamar, Suite 900, Houston, Texas 77010, a publicly traded oil and gas exploration and production company, from June 1995 to May 1997 and as its Director of Corporate Reporting, Budgeting and Tax from June 1992 to June 1995.

     Thomas G. Peterson joined the Company in January 2000 as President and Chief Operating Officer. In March 2000, he was appointed to serve as a director of the Company. For the five years prior to joining the Company, Mr. Peterson served as Vice President, Business Development for The International Source for Ergonomics, Inc., 950 Warden Avenue, Toronto, Canada M1L 2E5, a Canadian distributor of ergonomic accessory line products, seating and sit/stand tables marketed primarily in the United States and Canada.

     Dr. Cynthia Pladziewicz has served as a director of the Company since August 1997. Since October 1995, Dr. Pladziewicz has worked as a psychologist in private practice. She conducts psychological assessments and pre-surgical psychological screenings, leads psycho-educational and support groups focused on pain management and consults with physicians and hospitals regarding patient treatment related to spine surgery and other medical programs. Dr. Pladziewicz is an attorney who served of counsel to Thompson & Knight, P.C., 1700 Pacific Avenue, Dallas, Texas, from 1991 to June 1997. She is an adjunct professor at Southern Methodist University in Dallas, Texas, where she teaches classes related to law and psychology.

     John R. Samuel has served as a director of the Company since March 2000. Mr. Samuel has served as Vice President -- Interactive Marketing for American Airlines, 2702 Flynn St., Suite G, Dallas, Texas 75202 since July 1999. From July 1995 to July 1999, Mr. Samuel served at American Airlines as Managing Director -- Interactive Marketing and as Director of Revenue Management Development from July 1994 to July 1995.

NEUTRAL POSTURE ERGONOMICS MERGER CO., INC.

     The following information describes the name and principal occupation of each director and executive officer of Mergerco and their position with Mergerco immediately after the merger. Unless otherwise indicated below, the business address of each director and executive officer is c/o Neutral Posture Ergonomics Merger Co., Inc., 3904 N. Texas Avenue, Bryan, Texas 77803. For the last five years, none of these persons has been convicted in a criminal proceeding, nor have any of these persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each director and officer of the Company is a United States citizen.

NAME                                        AGE                CURRENT POSITION
----                                        ---                ----------------
DIRECTORS AND EXECUTIVE OFFICERS
  Rebecca E. Boenigk......................  37    Chairman of the Board and Chief Executive
                                                    Officer
  Thomas G. Peterson......................  36    President and Chief Operating Officer
  Jaye E. Congleton.......................  56    Executive Vice President -- Product
                                                    Development and Secretary
EXECUTIVE OFFICERS
  Mark E. Benden..........................  33    Vice President -- Engineering
  David W. Ebner..........................  40    Vice President -- Operations
  Gregory A. Katt.........................  42    Vice President, Chief Financial Officer
                                                  and Treasurer

     A description of the background of each of the directors and executive officers of Mergerco is provided above.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the merger agreement and you are urged to carefully read the full text of the merger agreement. The merger agreement is incorporated into this proxy statement by this reference.

STRUCTURE AND COMPLETION OF THE MERGER

     On the day the merger is completed, the Company will merge with and into Mergerco, with Mergerco surviving the merger. Shareholders other than members of the Buyer Group will receive $2.27 in cash for each of their shares of the Company's common stock. The articles of incorporation and bylaws of Mergerco will become the articles of incorporation and bylaws of the surviving company, and the directors and officers of Mergerco will become the directors and officers of the surviving company. All outstanding shares of the Company, other than shares held by the Buyer Group, will be converted into the right to receive the merger consideration. The shares of the Company's common stock held by the Buyer Group will be converted into common stock of Mergerco. No shares of the Company will remain outstanding. The Company will cease to exist as a separate entity, and Mergerco intends to immediately seek to have the Company's shares delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act of 1934, as amended.

EFFECT OF THE MERGER ON CAPITAL STOCK

     At the completion of the merger, as a result of the merger, each share of the Company's common stock issued and outstanding immediately prior to the completion of the merger, other than those shares listed below as excluded shares, will be automatically converted into the right to receive and become exchangeable for $2.27 in cash without interest, which represents the merger consideration per share of common stock of the Company. At the completion of the merger, all shares of the Company's common stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate formerly representing the shares, other than those listed below, will thereafter represent only the right to receive the merger consideration.

     The shares of the Company's common stock that will not be converted into the merger consideration (which we refer to as "Excluded Shares") are:

     - shares that are owned by members of the Buyer Group, which will be converted into shares of Mergerco common stock on a one-for-one basis;

     - shares that are held in treasury or owned by the Company, which will be canceled and retired; and

     - shares that are owned by shareholders exercising appraisal rights pursuant to Article 5.11 of the Texas Business Corporation Act (we refer to these shares as "Dissenting Shares"), which will be converted into the right to receive an amount per share as decided by a court of competent jurisdiction.

     Each excluded share will by virtue of the merger cease to be outstanding, will be treated as noted above, and will cease to exist.

PAYMENT PROCEDURES

     Mergerco has selected Computershare Investor Services, Inc. as payment agent in connection with the merger. Mergerco will arrange for the payment agent to receive sufficient funds to provide all necessary payments to holders of shares, other than excluded shares, that are issued and outstanding immediately before the completion of the merger. Following the merger, Mergerco will pay all charges and expenses, including those of the payment agent, in connection with the exchange of cash for shares.

     As soon as practicable, but no more than five business days after the completion of the merger, Mergerco will instruct the payment agent to mail to each holder of a share certificate, other than excluded shares, a letter of transmittal and instructions on how to surrender the certificates in exchange for the merger consideration.

     If you are not a member of the Buyer Group and do not exercise your appraisal rights, after you surrender to the payment agent your Company stock certificate(s) with the letter of transmittal, you will be paid in cash the amount you are entitled to under the merger agreement, without interest. After the completion of the merger, there will not be any transfers of the shares that were outstanding immediately prior to the completion of the merger on the Company's stock transfer books. Members of the Buyer Group will receive certificates from Mergerco representing the shares of Mergerco common stock they will receive in the merger.

     Any portion of the funds provided by Mergerco to the payment agent for payment of the merger consideration that remains unclaimed by the Company's shareholders for 180 days after the completion of the merger will be paid to Mergerco. After that time, any shareholders who have not complied with the merger agreement to obtain payment of the merger consideration may only request payment for their shares from Mergerco. None of Mergerco, the Company, the payment agent or any other person will be liable to any former shareholders for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

DISSENTERS' RIGHTS


     Dissenting shares will not be converted into or represent the right to receive the merger consideration. Holders of dissenting shares will be entitled to receive payment of the fair value of their shares in accordance with Article
5.11 of the Texas Business Corporation Act, except that all dissenting shares held by shareholders who fail to perfect or withdraw or lose their rights to dissent under Article 5.11 of the Texas Business Corporation Act will be deemed to have been converted into, and to represent only the right to receive, the $2.27 per share merger consideration. For a description of dissenters' rights, see "Dissenters' Rights of Appraisal" beginning on page 48.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by each of the Company and Mergerco. The representations of the Company relate to, among other things:

     - the existence and good standing of the Company and each of its corporate subsidiaries in their states of organization; the Company's qualification to do business as a foreign corporation in good standing in other jurisdictions; and the completeness and correctness of the Company's articles of incorporation and bylaws;

     - the Company's corporate power and authority to execute and deliver the merger agreement and all other agreements and documents contemplated by the merger agreement; the authorization and approval of the merger agreement by a unanimous vote of the special committee and by all other requisite corporate action; the valid and legally binding nature of the merger agreement, enforceable against the Company in accordance with its terms;

     - the composition of the authorized capital stock of the Company and the number of issued and outstanding shares of the Company's stock, as well as the number of shares reserved for issuance pursuant to option grants or warrants; the nature of the issued shares as duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights;

     - the lack of any conflict with or breach of any provisions of the Company's articles of incorporation or bylaws; any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument; or any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its subsidiaries;

     - the lack of requirement for any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than filing evidence of the merger and requisite filings required by the Securities Exchange Act of 1934, as amended;

     - the completeness and correctness of the information provided to Southwest Securities in connection with the merger and the favorable fairness opinion rendered by Southwest Securities;

     - the lack of any payment of finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to merger other than the payment to Southwest Securities; and

     - the requirement for an affirmative vote of the holders of at least two-thirds of the outstanding shares of Company common stock to approve the merger agreement and the merger.

     The representations of Mergerco relate to, among other things:

     - the existence and good standing of Mergerco in its state of organization; Mergerco's qualification to do business as a foreign corporation in good standing in any other jurisdictions; and the completeness and correctness of Mergerco's articles of incorporation and bylaws;

     - Mergerco's corporate power and authority to execute and deliver the merger agreement and all other agreements and documents contemplated by the merger agreement; the authorization and approval of the merger agreement by all requisite corporate action on the part of Mergerco; the valid and legally binding nature of the merger agreement, enforceable against Mergerco in accordance with its terms;

     - the lack of any conflict with or breach of any provisions of Mergerco's articles of incorporation or bylaws; any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument; or any law, rule, regulation, judgment, order or decree binding upon or applicable to Mergerco;

     - the lack of requirement for any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than filing evidence of the merger and requisite filings required by the Securities Exchange Act of 1934, as amended;

     - the lack of any payment of finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to merger; and

     - the fact that Mergerco was formed solely for the purpose of engaging in the merger transaction and has not engaged in any activities other than in connection with the merger.

ORDINARY COURSE OF BUSINESS COVENANT

     The Company has agreed in the merger agreement that before the completion of the merger, it will operate its business in the ordinary and usual course. In particular, the Company has agreed as to itself and its subsidiaries that it will use its commercially reasonable efforts to preserve its business organization intact and maintain its existing business relationships, and that it will not:

     - amend its articles of incorporation or bylaws;

     - issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, except pursuant to the exercise of outstanding options and warrants;

     - grant, confer or award any option, warrant, conversion right or other right not existing on the date of the merger agreement to acquire any shares of its capital stock;

     - increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice;

     - adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;


     - declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action;


     - sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business;

     - agree in writing or otherwise to take any of the foregoing actions; or


     - take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the merger.


ACTIONS TO BE TAKEN TO COMPLETE THE MERGER

     In the merger agreement, the Company and Mergerco each agreed to take all necessary action to complete the merger, including sharing information with each other in order to file all necessary documents with third parties and governmental entities.

     In particular, the Company and Mergerco each agreed that the information they have supplied for inclusion or incorporation by reference in this proxy statement and the Schedule 13E-3 to be filed with the Securities and Exchange Commission ("SEC") in connection with the merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in these documents or necessary to make the statements in these documents, in light of the circumstances under which they were made, not misleading. The Company and Mergerco have also agreed to ensure that this proxy statement and the Schedule 13E-3 comply as to form in all material respects with the applicable provisions of all applicable securities laws and regulations. The Company agreed to promptly prepare and file this proxy statement, and the Company and Mergerco agreed promptly to prepare and file the Schedule 13E-3.

     The Company agreed to take all action necessary to convene a shareholders meeting promptly after the date of the merger agreement in order for the Company's shareholders to consider and vote upon the adoption of the merger agreement and the authorization of the merger. The Company also agreed that its board of directors would recommend that its shareholders vote in favor of adoption of the merger agreement.

     The Company and Mergerco each agreed that, upon a request by the other party, it would furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and other matters as may be reasonably necessary in connection with the preparation of this proxy statement, the Schedule 13E-3 or any other filing or notice made by or on behalf of the Company, Mergerco or any of their respective subsidiaries to any third party or any governmental entity in connection with the merger.

     The Company and Mergerco agreed to consult with each other before making any public announcements with respect to the merger or the effect of the merger on the Company's employees, and before making any filings with any third party or any governmental entity with respect to the merger, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

STOCK OPTIONS

     There are currently 100,000 options outstanding under the Company's Amended and Restated 1996 Nonqualified Stock Option Plan (the "1996 Plan"). Options held under the 1996 Plan will terminate; however, immediately prior to the merger, all issued and outstanding options shall be immediately vested and each option holder shall have the right to exercise such options in whole or in part, but only to the extent that such options are otherwise exercisable under the terms of the 1996 Plan and applicable option agreement.

     There are currently 170,360 options outstanding under the Company's 1997 Omnibus Securities Plan (the "1997 Plan"). The vesting of all outstanding options under the 1997 Plan will be automatically accelerated and such options will become exercisable in full. In accordance with the requirements of the 1997 Plan, the Company will provide notice to all option holders of the Company's intention to accelerate the vesting of the options and instruct the option holders how to exercise such options. Option holders under the 1997 Plan will have at least 30 days prior to the effective date of the merger in which to exercise their options. Any options not exercised prior to the consummation of the merger will be canceled and no longer valid as of the effective date of the merger.

WARRANTS

     There are currently warrants outstanding to purchase up to 133,400 shares of the Company's common stock for $7.20 per share. These warrants were issued to the managing underwriter in connection with the initial public offering of the Company and expire on October 24, 2002. The terms of the warrant agreement provide that in the event a merger or consolidation should occur, the warrant holder is entitled to exercise such warrant and receive, in lieu of the Company's common stock, the same per share consideration for such number of shares of common stock as would otherwise have been issuable under the warrant.

EXPENSES

     Mergerco will pay all charges and expenses, including those of the payment agent, in connection with the exchange of the Company's common stock for the $2.27 per share merger consideration. If the merger is completed, all costs and expenses incurred in connection with the merger are to be paid by Mergerco. If the merger is not completed, all costs and expenses incurred in connection with the merger are to be paid by the party incurring that expense.

CONDITIONS

     The respective obligation of each party to effect the merger shall be subject to the fulfillment at or prior to the closing date of the following conditions:

     - the merger agreement and merger shall have been approved by the affirmative vote of holders of not less than two-thirds of the issued and outstanding shares of the Company's common stock entitled to vote thereon and two-thirds of the issued and outstanding shares of common stock of Mergerco;

     - none of the parties shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the merger;

     - no statute, rule or regulation shall have been enacted by any governmental authority that prohibits or makes unlawful the consummation of the merger; and

     - Southwest Securities, at the time of mailing of the proxy statement to the shareholders of the Company and at the effective date of the merger, shall have orally reaffirmed the fairness opinion previously prepared and delivered by it to the special committee and board of directors of the Company and shall not have withdrawn such opinion.

     The obligation of the Company to effect the merger shall be subject to the fulfillment at or prior to the closing date of the following conditions:

     - Mergerco shall have performed in all material respects its covenants and agreements required to be performed on or prior to the closing date, and the representations and warranties of Mergerco shall be true and correct in all material respects, and the Company shall have received a certificate of Mergerco certifying to such effect;

     - at any time after the date of the merger agreement, there shall not have been any event or occurrence that has had or is likely to have a material adverse effect on Mergerco; and

     - the special committee shall not have withdrawn or materially modified its approval or recommendation of the merger.

     The obligations of Mergerco to effect the merger shall be subject to the fulfillment or waiver at or prior to the closing date of the following conditions:

     - the Company shall have performed in all material respects its covenants and agreements required to be performed on or prior to the closing date, and the representations and warranties of the Company shall be true and correct in all material respects, and Mergerco shall have received a certificate of the Company certifying to such effect;

     - at any time after the date of the merger agreement, there shall not have been any event or occurrence that has had or is likely to have a material adverse effect on the Company; and

     - dissenting shares shall not exceed 1% of the outstanding shares of the Company's common stock.

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time before the completion of the merger, including after approval of the merger agreement and the authorization of the merger at the special meeting of shareholders of the Company, by mutual written consent of the Company and Mergerco by action of their respective boards of directors.

     The merger agreement may be terminated by the Company or Mergerco if:

     - a meeting (including adjournments and postponements) of the Company's shareholders or Mergerco's shareholders for the purpose of obtaining approval of the merger agreement shall have been held and such shareholder approval shall not have been obtained; or

     - a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate the merger agreement shall have used commercially reasonable efforts to remove such injunction, order or decree.

     The merger agreement may be terminated by action of the board of directors of the Company if:

     - there has been a breach by Mergerco of any material representation, warranty, covenant or agreement or if any representation or warranty of Mergerco shall have become materially untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied and such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Mergerco by the Company; or

     - the special committee or board of directors determines, after consultation with outside legal counsel, that failure to do so would be inconsistent with the board of directors' or the special committee's fiduciary duties under applicable law.

     The merger agreement may be terminated by action of the board of directors of Mergerco if:

     - there has been a breach by the Company of any material representation, warranty covenant or agreement or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied and such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Mergerco to the Company; or


     - the board of directors of the Company or the special committee shall have withdrawn or materially modified, in a manner adverse to Mergerco, its approval or recommendation of the merger, or resolved to do so, or taken any action having the foregoing effect.


MISCELLANEOUS PROVISIONS

     - The articles of incorporation and the bylaws of Mergerco in effect immediately prior to the effective time shall be the articles of incorporation and the bylaws of the surviving corporation.

     - The directors and officers of Mergerco immediately prior to the effective time shall be the directors and officers of the surviving corporation.

     - At or after the effective time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company's common stock that were outstanding immediately prior to the effective time.

     - The surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable such amounts as the surviving corporation reasonably determines is required to be deducted under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law.

     - If the Company effects a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration with respect to the Company's common stock, the cash consideration shall be appropriately adjusted.

     - The merger agreement may be amended by the parties (in the case of the Company, only if authorized by the special committee), at any time before or after approval of matters presented in connection with the merger by the shareholders of the Company. After any such shareholder approval, however, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     - No waiver by any party of a breach of any provision of the merger agreement shall operate or be construed as a waiver of any other breach of any provision of the merger agreement.

                         DISSENTERS RIGHTS OF APPRAISAL

     The Company is incorporated under Texas law, and the Texas Business Corporation Act governs the rights of the Company's shareholders who as a result of the merger seek appraisal, under Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, of the "fair value" of the holder's common stock. Mergerco may terminate the merger agreement and abandon the merger if the holders of more than 1% of the Company's common stock give written demands exercising their dissenters' rights. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF THE ARTICLES OF THE TEXAS BUSINESS CORPORATION ACT CONCERNING DISSENTERS' RIGHTS, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION AND SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT. FAILURE TO TAKE ANY ACTION REQUIRED BY ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT WILL RESULT IN A TERMINATION OR WAIVER OF A SHAREHOLDER'S RIGHTS UNDER THE ACT.

     A shareholder who intends to exercise dissenters' rights must: (1) file with the Company, before the Company's special meeting, a written objection to the merger that identifies the holder, as of the record date, of the shares of Company common stock for which dissenters' rights will be exercised, states that the holder's dissenters' rights will be exercised if the merger agreement is approved and provides the holder's address; and (2) not vote in favor of the approval and adoption of the merger agreement and approval of the merger. The written objection must be filed with Jaye Congleton, Executive Vice
President -- Product Development and Secretary of the Company. A proxy or vote against the approval and adoption of the merger agreement and approval of the merger will not constitute a written objection. Because a proxy left blank will, unless revoked, be voted "FOR" approval and adoption of the merger agreement and approval of the merger, a holder of common stock who intends to exercise his or her dissenters' rights who votes by proxy must not leave the proxy blank but must vote "AGAINST" or "ABSTAIN" from voting for or against approval and adoption of the merger agreement and approval of the merger.

     Only a holder of common stock as of the record date is entitled to demand appraisal for the common stock registered in that holder's name. Accordingly, the written objection described above must be signed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, then the written objection should be signed in that capacity. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, then the written objection should be signed by or for all owners. An authorized agent, including one of two or more joint owners, may sign the written objection for a record holder, however, the agent must identify the record owner or owners and expressly disclose that, in signing the written objection, the agent is acting as agent for the record owner or owners. A record holder, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's dissenters' rights with respect to the stock held for all or some of such beneficial owners. In that case, the written objection should set forth the number of shares of common stock covered by the objection. If no number of shares is expressly mentioned, the written objection will be presumed to cover all of the stock standing in the record holder's name.

     Within 10 days after the effective time of the merger, Mergerco will deliver or mail a notice of effectiveness of the merger to each person who satisfied the foregoing conditions. Within 10 days after Mergerco delivers or mails notice of the effectiveness of the merger to a dissenting shareholder, the dissenting shareholder must deliver to Mergerco a written demand for payment of the fair value of the dissenting shareholder's common stock. The demand must state the number of shares of common stock that the dissenting shareholder owns and the dissenting shareholder's estimate of the fair value of the shares. The fair value of the shares will be determined as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. The written demand must be signed by or for the record holder of the shares in the same manner that the written objection described above must be signed.

     Any dissenting shareholder who has demanded payment in accordance with their dissenters' rights under the Texas Business Corporation Act will not be entitled to vote or exercise any other shareholder rights, except the right to receive payment of the fair value pursuant to the applicable articles of the Texas Business Corporation Act and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or is fraudulent. Furthermore, the shares of common stock for which payment has been demanded in accordance with the appraisal rights under Texas law will not be considered outstanding for the purposes of any subsequent vote of shareholders.

     Within 20 days after demanding payment in accordance with the Texas Business Corporation Act, the dissenting shareholder must surrender the certificates representing the shareholder's shares of common stock to Mergerco. Mergerco will then make a notation on each certificate that a demand for payment has been made. Mergerco may terminate the dissenting shareholder's rights under Texas law if the dissenting shareholder fails to deliver the certificates, unless a court directs otherwise for good cause. Within 20 days after Mergerco receives a demand for payment from a dissenting shareholder, Mergerco must deliver or mail to the dissenting shareholder a written notice that either: (1) accepts the dissenting shareholder's fair value estimate and agrees to pay that amount for the shareholder's shares within 90 days after the effective time of the merger, or (2) contains Mergerco's estimate of the fair value of the dissenting shareholder's shares and offers to pay the amount of Mergerco 's estimate within 90 days after the effective time of the merger. If, within 60 days after the effective time of the merger, Mergerco and the dissenting shareholder agree on the fair value of the shareholder's shares, Mergerco will pay for the shares within 90 days after the effective time of the merger and upon surrender of the certificates representing the shares duly endorsed. Upon payment of the agreed value, the dissenting shareholder will no longer have any interest in the shareholder's shares of the Company's common stock or in the Company.

     If, within 60 days after the effective time of the merger, the dissenting shareholder and Mergerco do not agree on fair value, then either the dissenting shareholder or Mergerco may, between 60 days and 120 days after the effective time of the merger, file a petition in any court of competent jurisdiction in Dallas County, Texas, seeking a determination of the fair value of the shareholder's shares. If the dissenting shareholder files a petition, Mergerco must file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all the Company shareholders who have demanded payment for their shares and with whom Mergerco has not reached agreement as to the fair value of their shares, within 10 days after a copy of that petition is served upon it. If Mergerco files the petition, then the petition will be accompanied by such a list.

     Dissenting shareholders should not assume that Mergerco will file a petition seeking to appraise dissenting shareholders' shares or that Mergerco will initiate any negotiations with respect to the fair value of the shares. Accordingly, dissenting shareholders should initiate all necessary action to perfect their dissenters' rights within the time periods specified in the applicable sections of the Texas Business Corporation Act. Dissenting shareholders lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger.

     If a petition for an appraisal is timely filed, then after a hearing on the petition, the court will determine the shareholders who have complied with the applicable provisions of the Texas Business Corporation Act and will appoint one or more qualified appraisers to determine the fair value of the shares of the Company's common stock. After the appraiser files its report with the court, the court will determine the fair value of the shares and will direct Mergerco to pay that value, together with interest to the date of judgment, to the shareholders entitled to such payment upon the surrender of duly endorsed certificates representing the shares. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in the shareholders' shares or in the Company.

     Any judicial determination of the "fair value" of the shares could be based on considerations other than or in addition to the merger consideration and the market value of the shares, including asset values, the investment value of the shares and any other valuation considerations generally accepted in the investment community. The value determined for the shares could be more, less than, or the same as the merger consideration. The court may also order that all or a portion of any shareholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of dissenting shareholders entitled to appraisal. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted among the parties in the manner that the court determines to be fair and equitable.

     Any dissenting shareholder who has demanded payment under Texas law may withdraw the demand at any time before payment for his or her shares or before any petition has been filed requesting a determination of fair value. A demand may not be withdrawn after payment has been made or, unless Mergerco consents, after any such petition has been filed. If (a) a demand is properly withdrawn,
(b) Mergerco terminates the shareholder's dissenters' rights for failure to submit certificates for notation of demand, (c) no petition is filed within 120 days after the effective time of the merger, or (d) after a hearing on any such petition, the court determines that a shareholder is not entitled to the relief provided under Texas law, then, in any such case, a dissenting shareholder and all persons claiming under him or her will be conclusively presumed to have approved and adopted the merger agreement and approved the merger and will be bound by the terms of it, the right of the shareholder pursuant to the applicable sections of the Texas Business Corporation Act to be paid for his or her shares will cease, and his or her status as a shareholder will be restored without prejudice to any corporate proceedings that may have been taken place during the interim, and the shareholder will be entitled to receive any dividends or other distributions made to the Company shareholders in the interim.

     In the absence of fraud in the merger, the right to dissent as described above is the exclusive remedy for the recovery of the value of the shares or money damages to shareholders with respect to the merger.

                              INDEPENDENT AUDITORS

     The financial statements incorporated in this proxy statement by reference from the Company's Annual Report on Form 10-KSB for the years ended June 30, 2000 and 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center        Citicorp Center, Suite 1400
           Room 102                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549            New York, NY 10048            Chicago, IL 60661-2511


     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about the Company at the offices of the Nasdaq, 9801 Washington Boulevard, Fifth Floor, Gaithersburg, Maryland 20878.


     The SEC allows the Company to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

     This document incorporates by reference the documents listed below that the Company has previously filed with the SEC. They contain important information about the Company and our financial condition. Some of these filings have been amended by later filings, which are also listed.


          1. The Company's annual report on Form 10-KSB for the year ended June 30, 2000 (File No. 1042488, filed with the SEC on September 21, 2000)



          2. The Company's quarterly report on Form 10-QSB for the quarter ended September 30, 2000 (File No. 1042488, filed with the SEC on November 30,
     2000)



          3. The Company's quarterly report on Form 10-QSB for the quarter ended December 31, 2000 (File No. 1042488, filed with the SEC on February 14,
     2001)


     We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Company's special meeting.

     We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits. You may obtain a copy of these documents and any amendments thereto by writing to our Investor Relations Department at the following address: Neutral Posture Ergonomics, Inc., 3904 N. Texas Avenue, Bryan, Texas 77803, Telephone (979) 778-0502. We will furnish copies of exhibits for 25 cents per page, prepaid.

     We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.


     The information contained in this document speaks only as of March 22, 2001 unless the information specifically indicates that another date applies.


                             SHAREHOLDER PROPOSALS

     An annual meeting of shareholders will be held only if the merger agreement is not approved as described in this proxy statement. Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, requires that we include certain shareholder proposals in our proxy statement for an annual shareholders meeting if the proposal is submitted prior to the deadline calculated under the rule. If shareholders desire their proposal to be considered for inclusion in our proxy statement relating to the next annual shareholders meeting (which will be held only if the merger is not authorized as described in this proxy statement), the proposal must received by the Chief Executive Officer, Neutral Posture Ergonomics, Inc., 3904 N. Texas Avenue, Bryan, Texas 77803, no later than June 18, 2001, in order to be included in such proxy statement.

     If notice of any other shareholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders is not received by the Company on or before August 31, 2001, such proposal shall be considered untimely. The proxy solicited by the board of directors of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

                                 OTHER BUSINESS

     There is no other business to be brought before the special meeting of shareholders.

                                            BY ORDER OF THE BOARD OF DIRECTORS,


                                                   /s/ Jaye E. Congleton

                                                     Jaye E. Congleton
                                            Executive Vice President -- Product
                                                        Development
                                                       and Secretary

Bryan, Texas

March 30, 2001

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        NEUTRAL POSTURE ERGONOMICS, INC.
                                      AND

                  NEUTRAL POSTURE ERGONOMICS MERGER CO., INC.

                          DATED AS OF JANUARY 30, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----
ARTICLE I        THE MERGER..................................................    A-1
  Section 1.1.   The Merger..................................................    A-1
  Section 1.2.   The Closing.................................................    A-1
  Section 1.3.   Effective Time..............................................    A-1
ARTICLE II       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
                   CORPORATION...............................................    A-2
  Section 2.1.   Articles of Incorporation...................................    A-2
  Section 2.2.   Bylaws......................................................    A-2
ARTICLE III      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........    A-2
  Section 3.1.   Directors of Surviving Corporation..........................    A-2
  Section 3.2.   Officers of Surviving Corporation...........................    A-2
ARTICLE IV       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                   CORPORATIONS..............................................    A-2
  Section 4.1.   Effect of Merger on Capital Stock...........................    A-2
  Section 4.2.   Exchange of Certificates Representing Company Common
                   Stock.....................................................    A-3
  Section 4.3.   Dissenting Shares...........................................    A-3
  Section 4.4.   Adjustment of Consideration.................................    A-4
ARTICLE V        REPRESENTATIONS AND WARRANTIES OF COMPANY...................    A-4
  Section 5.1.   Existence; Good Standing; Corporate Authority...............    A-4
  Section 5.2.   Authorization, Validity and Effect of Agreements............    A-4
  Section 5.3.   Capitalization..............................................    A-4
  Section 5.4.   No Conflict.................................................    A-5
  Section 5.5.   Information Provided to Investment Bankers..................    A-5
  Section 5.6.   No Brokers..................................................    A-5
  Section 5.7.   Vote Required...............................................    A-6
  Section 5.8.   Opinion of Financial Advisor................................    A-6
ARTICLE VI       REPRESENTATIONS AND WARRANTIES OF MERGERCO..................    A-6
  Section 6.1.   Existence; Good Standing; Corporate Authority...............    A-6
  Section 6.2.   Authorization, Validity and Effect of Agreements............    A-6
  Section 6.3.   No Conflict.................................................    A-6
  Section 6.4.   No Brokers..................................................    A-7
  Section 6.5.   Mergerco....................................................    A-7
ARTICLE VII      COVENANTS...................................................    A-7
  Section 7.1.   Conduct of Businesses.......................................    A-7
  Section 7.2.   Meetings of Shareholders....................................    A-7
  Section 7.3.   Proxy Statement.............................................    A-8
  Section 7.4.   Expenses....................................................    A-8
  Section 7.5.   Consents....................................................    A-8
  Section 7.6.   Publicity...................................................    A-8
ARTICLE VIII     CONDITIONS..................................................    A-9
  Section 8.1.   Conditions to Each Party's Obligation to Effect the
                   Merger....................................................    A-9
  Section 8.2.   Conditions to Obligation of the Company to Effect the
                   Merger....................................................    A-9
  Section 8.3.   Conditions to Obligation of Mergerco to Effect the Merger...    A-9

                                                                                PAGE
                                                                                ----
ARTICLE IX       TERMINATION.................................................   A-10
  Section 9.1.   Termination by Mutual Consent...............................   A-10
  Section 9.2.   Termination by the Company or Mergerco......................   A-10
  Section 9.3.   Termination by the Company..................................   A-10
  Section 9.4.   Termination by Mergerco.....................................   A-10
  Section 9.5.   Effect of Termination.......................................   A-11
  Section 9.6.   Extension; Waiver...........................................   A-11
ARTICLE X        GENERAL PROVISIONS..........................................   A-12
  Section 10.1.  Nonsurvival of Representations, Warranties and Agreements...   A-12
  Section 10.2.  Notices.....................................................   A-12
  Section 10.3.  Assignment; Binding Effect; Benefit.........................   A-12
  Section 10.4.  Entire Agreement............................................   A-13
  Section 10.5.  Amendments..................................................   A-13
  Section 10.6.  Governing Law...............................................   A-13
  Section 10.7.  Counterparts................................................   A-13
  Section 10.8.  Headings....................................................   A-13
  Section 10.9.  Interpretation..............................................   A-13
  Section        Waivers.....................................................
     10.10.                                                                     A-14
  Section        Severability................................................
     10.11.                                                                     A-14


EXHIBIT A -- THE BUYER GROUP

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 30, 2001 is among Neutral Posture Ergonomics, Inc., a Texas corporation (the "Company"), and Neutral Posture Ergonomics Merger Co., Inc., a Texas corporation ("Mergerco").

                                    RECITALS

     WHEREAS, a special committee of the Board of Directors of the Company consisting solely of independent directors (the "Special Committee") and the Board of Directors of the Company have determined that the merger of the Company with and into Mergerco upon the terms and conditions stated herein (the "Merger"), pursuant to which each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than (i) shares owned by the Company, (ii) shares owned by certain shareholders of Mergerco named in Exhibit A attached hereto and their affiliates (as defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended) and Family (as defined in Section 10.9 below) (collectively, the "Buyer Group"), and (iii) Dissenting Shares (defined in Section 4.3 below), will be converted into the right to receive $2.27 in cash, is advisable, fair and in the best interests of the Company and its shareholders and have recommended approval of this Agreement by the shareholders of the Company; and

     WHEREAS, the Board of Directors of the Company and the Board of Directors of Mergerco have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and shareholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows (with defined terms, the definition for which is not otherwise given in the text of this Agreement, being defined in
Section 10.9 below):

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), the Company shall be merged with and into Mergerco in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease, with Mergerco being the surviving corporation (Mergerco is also sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Texas Business Corporation Act (the "TBCA").

     SECTION 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas, at 9:00 a.m., local time, on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Company and Mergerco may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 Effective Time. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the Company and Mergerco shall cause Articles of Merger (the "Articles of Merger") meeting the requirements of Section 5.04 of the TBCA to be properly executed and filed in accordance with such section on the Closing Date. The Merger shall become effective at the time of filing of the Articles of

Merger with the Secretary of State of the State of Texas in accordance with the TBCA, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE II


       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     SECTION 2.1 Articles of Incorporation. The articles of incorporation of the Mergerco in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

     SECTION 2.2 Bylaws. The bylaws of the Mergerco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

                                  ARTICLE III

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     SECTION 3.1 Directors of Surviving Corporation. The directors of Mergerco immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

     SECTION 3.2 Officers of Surviving Corporation. The officers of Mergerco immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE IV

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION 4.1  Effect of Merger on Capital Stock.

          (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 4.3) and (ii) shares of Company Common Stock (x) held in the Company's treasury or (y) owned by the Buyer Group) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $2.27 in cash (the "Consideration"), subject to the exchange process contemplated in
     Section 4.2(b) and to adjustment as provided in Section 4.4.

          (b) At the Effective Time, and without any action on the part of the holder of Company Common Stock, each share of Company Common Stock (other than treasury shares and shares owned by the Buyer Group) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Company Common Stock (other than treasury shares and shares owned by the Buyer Group) shall thereafter cease to have any rights with respect to such shares, except the right to (i) receive, without interest, upon the surrender of such Certificate, the Consideration in accordance with Section 4.2(b) or (ii) payment in accordance with Section 4.3.

          (c) Each share of Company Common Stock and all other shares of capital stock of the Company that are held in the Company's treasury shall, at the Effective Time and by virtue of the Merger, cease to be outstanding, be canceled and retired and cease to exist without payment of any consideration therefor, and no Consideration, stock of Mergerco or other consideration shall be delivered in exchange therefor.

          (d) At the Effective Time, each share of Company Common Stock owned by the members of the Buyer Group shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such shares of the Surviving Corporation issued to the members of the Buyer Group will continue in existence upon the consummation of the Merger and shall constitute issued and outstanding shares of capital stock of the Surviving Corporation on the Closing Date.

          (e) Each issued and outstanding share of common stock of Mergerco at the Effective Time of the Merger shall continue to be an issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.


     SECTION 4.2  Exchange of Certificates Representing Company Common Stock.


          (a) As soon as reasonably practicable after the Effective Time, but in no event later than five days following the Closing, the Surviving Corporation shall mail to each holder of record of one or more Certificates (other than to members of the Buyer Group and to holders of Company Common Stock that, pursuant to Section 4.1(c), are canceled without payment of any consideration therefor): (A) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Consideration. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate cash in an amount equal to the Consideration, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be marked as canceled. No interest will be paid or accrued on the Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Consideration shall be paid to such a transferee if the Certificate representing such Company Common Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

          (c) None of the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) The Surviving Corporation shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation reasonably determines are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate cash in an amount equal to the Consideration deliverable in respect thereof pursuant to this Agreement.

     SECTION 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall not have voted shares in favor of the Merger and shall have properly complied with the provisions of Section 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Consideration hereunder; and the holders of Dissenting Shares, if any, shall, as of the Effective Time, cease to retain any rights with respect to the Company Common Stock other than the right to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 5.13 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such
Section 5.12 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Sections 5.11 and 5.12 of the TBCA and each such Dissenting Share shall thereupon be deemed to be converted into the right to receive the Consideration in accordance with Sections 4.1 and 4.2 of this Agreement.

     SECTION 4.4 Adjustment of Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of the Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration with respect to Company Common Stock, the Consideration shall be appropriately adjusted.


                                   ARTICLE V


                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company represents and warrants to Mergerco that:

     SECTION 5.1 Existence; Good Standing; Corporate Authority. The Company and each of its corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other organization in good standing in each state or jurisdiction in which their ownership or leasing of property or conduct of business legally requires such qualification, except where failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect. The copies of the Company's articles of incorporation and bylaws previously made available to Mergerco are true, complete and correct and contain all amendments as of the date hereof.

     SECTION 5.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. This Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized and approved by a unanimous vote of the Special Committee and the Board of Directors of the Company and by all other requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders and the filing of the Articles of Merger. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 5.3 Capitalization. The authorized capital stock of the Company consists of 14,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of the Company ("Company Preferred Stock"). As of January 17, 2001, (i) 3,271,800 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 270,360 shares of Company Common Stock were reserved for issuance pursuant to Company Options (defined below) and (iii) 37,000 shares of Company Common Stock were held as treasury stock. All such issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than the Company Options and the warrants issued under the Warrant Agreement dated October 24, 1997, between the Company and


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

Huberman Financial, Inc. (the "Underwriter Warrants"), there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. For the purposes of this Agreement, "Company Option" refers to any option granted pursuant to either the Neutral Posture Ergonomics, Inc. Amended and Restated 1996 Nonqualified Stock Option Plan dated as of October 9, 1997 or the Neutral Posture Ergonomics, Inc. 1997 Omnibus Securities Plan dated as of September 22, 1997. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.


     SECTION 5.4  No Conflict.


          (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article I and (ii) filings required the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the special meeting of the shareholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby, and the Schedule 13E-3 (as hereinafter defined) (collectively, the "Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Company Material Adverse Effect.

     SECTION 5.5 Information Provided to Investment Bankers. To the actual knowledge of the executive officers of the Company, the information provided by the Company to Southwest Securities, Inc. ("Southwest Securities") in connection with the Merger does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.6 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Mergerco or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Southwest Securities has been retained by the Special Committee as its financial advisor and by the Company to render a fairness opinion, the arrangements with whom have been disclosed in writing to Mergerco prior to the date hereof.


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

     SECTION 5.7 Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock contemplated by Section 8.1(a)(ii) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     SECTION 5.8 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Southwest Securities to the effect that, as of the date thereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.


                                   ARTICLE VI


                   REPRESENTATIONS AND WARRANTIES OF MERGERCO

     Mergerco represents and warrants to the Company that:

     SECTION 6.1 Existence; Good Standing; Corporate Authority. Mergerco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Mergerco has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Mergerco is duly qualified to do business as a foreign corporation or other organization in good standing in each state or jurisdiction in which its ownership or leasing of property or conduct of business legally requires such qualification, except where failure to be so qualified, individually or in the aggregate, would not have a Mergerco Material Adverse Effect. The copies of Mergerco's articles of incorporation and bylaws previously made available to the Company are true, complete and correct and contain all amendments as of the date hereof.

     SECTION 6.2 Authorization, Validity and Effect of Agreements. Mergerco has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. This Agreement and the consummation by Mergerco of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Mergerco. This Agreement constitutes the valid and legally binding obligation of Mergerco, enforceable against Mergerco in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 6.3  No Conflict.

          (a) Neither the execution and delivery by Mergerco of this Agreement nor the consummation by Mergerco of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Mergerco; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of Mergerco under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Mergerco under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Mergerco is a party, or by which Mergerco or any of its properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Mergerco, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Mergerco Material Adverse Effect.

          (b) Neither the execution and delivery by Mergerco of this Agreement nor the consummation by Mergerco of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Mergerco Material Adverse Effect.

     SECTION 6.4 No Brokers. Mergerco has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Mergerco or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 6.5 Mergerco. Mergerco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any activities other than in connection with or as contemplated by this Agreement.


                                  ARTICLE VII


                                   COVENANTS

     SECTION 7.1 Conduct of Businesses. Prior to the Effective Time, except as expressly contemplated by any other provision of this Agreement or as required by applicable law, unless Mergerco has consented in writing thereto, the
Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend its articles of incorporation or bylaws;

          (d) shall not (i) except pursuant to the exercise of Company Options, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof. (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock,
     (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (e) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (f) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business; shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions; and

          (g) shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the Merger.

     SECTION 7.2  Meetings of Shareholders.

          (a) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval and adoption of this Agreement and the Merger.

          (b) The Company, through the Special Committee and its Board of Directors, shall recommend approval of such matters subject to the determination by the Special Committee and its Board of Directors after consultation with their respective counsel that recommending approval of such matters would not be inconsistent with their respective fiduciary obligations. Additionally, the Board of Directors and the Special Committee may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger if in the opinion of the Special Committee after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with their respective fiduciary obligations.


     SECTION 7.3  Proxy Statement.


          (a) Each of the Company and Mergerco shall cooperate and promptly prepare and the Company shall file as soon as practicable with the Securities and Exchange Commission (the "SEC") under the Exchange Act a proxy statement with respect to the meeting of the shareholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"). The respective parties will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 13e-3. The Company will advise Mergerco, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the date hereof.

          (c) Each of the Company and Mergerco agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of the Company, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

          (d) Concurrently with the filing of the Proxy Statement, the Company and Mergerco shall file with the SEC a Rule 13e-3 Transaction Statement on
     Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the
     Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

     SECTION 7.4 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. If the Merger is consummated, the Mergerco shall pay all costs and expenses incurred by both parties and the Buyer Group, other than the Consideration.

     SECTION 7.5 Consents. Each of Mergerco and the Company shall cooperate, and use commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement.

     SECTION 7.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers Automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before issuing any such press releases or making any such public announcements.


                                  ARTICLE VIII


                                   CONDITIONS

     SECTION 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of holders of not less than two-thirds percent
     (66 2/3%) of the issued and outstanding shares of Company Common Stock entitled to vote thereon and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock of Mergerco;

          (b) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to use its commercially reasonable efforts to have any such decree, order or injunction lifted or vacated;

          (c) No statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger; and

          (d) At the time of mailing of the Proxy Statement to the shareholders of the Company and at the Effective Time, Southwest Securities shall have orally reaffirmed the fairness opinion previously prepared and delivered by it to the Board of Directors of the Company and Southwest Securities shall not have withdrawn such opinion.

     SECTION 8.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Mergerco shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Mergerco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and the Company shall have received a certificate of Mergerco, executed on its behalf by its President or a Vice President of Mergerco, dated the Closing Date, certifying to such effect;

          (b) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Mergerco Material Adverse Effect; and

          (c) The Special Committee shall not have withdrawn or materially modified its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect.

     SECTION 8.3  Conditions to Obligation of Mergerco to Effect the
Merger. The obligations of Mergerco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Mergerco shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect;

          (b) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Company Material Adverse Effect; and

          (c) Dissenting Shares shall not exceed 1% or more of the outstanding shares of Company Common Stock.


                                   ARTICLE IX


                                  TERMINATION

     SECTION 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Mergerco and the Company.

     SECTION 9.2 Termination by the Company or Mergerco. This Agreement may be terminated by the Company or Mergerco if:

          (a) a meeting (including adjournments and postponements) of the Company's shareholders or Mergerco's shareholders for the purpose of obtaining the approvals required by Section 8.1(a) shall have been held and such shareholder approvals shall not have been obtained; or

          (b) a court of competent jurisdiction (U.S. or foreign) or a U.S. or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used commercially reasonable efforts to remove such injunction, order or decree.

     SECTION 9.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of the Company, if:

          (a) (i) there has been a breach by Mergerco of any material representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Mergerco shall have become materially untrue, in either case such that the conditions set forth in
     Section 8.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Mergerco by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3 shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) shall not be satisfied; or

          (b) the Special Committee or the Board of Directors of the Company determines, after consultation with outside legal counsel, that failure to do so would be inconsistent with the Board of Directors' or the Special Committee's fiduciary duties under applicable law.

     SECTION 9.4 Termination by Mergerco. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Mergerco, if:

          (a) (i) there has been a breach by the Company of any material representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in
     Section 8.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Mergerco to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Mergerco if it, at such time, is in


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

     material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied; or

          (b) the Board of Directors of the Company or the Special Committee shall have withdrawn or materially modified, in a manner adverse to Mergerco, its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect.

     SECTION 9.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.4 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, and 10.11; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

     SECTION 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, in the case of the Company, only if authorized by the Special Committee.

                                   ARTICLE X


                               GENERAL PROVISIONS

     SECTION 10.1  Nonsurvival of Representations, Warranties and
Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided however, that the agreements contained in Article IV, in
Section 7.4 and this Article X shall survive the Merger.

     SECTION 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        if to the Company:

           Neutral Posture Ergonomics, Inc.
           3904 N. Texas Avenue
           Bryan, Texas 77803
           Attention: President
           Facsimile: (979) 778-0408

           with a copy to:
           Greg R. Samuel, Esq.
           Haynes and Boone, LLP
           901 Main Street, Suite 3100
           Dallas, Texas 75202
           Facsimile: (214) 200-0577

           and to:

           Sally A. Schreiber, Esq.
           Munsch Hardt Kopf & Harr, PC
           4000 Fountain Place
           1445 Ross Avenue
           Dallas, Texas 75202
           Facsimile: (214) 978-4323

        if to Mergerco:

           Neutral Posture Ergonomics Merger Co., Inc.
           3904 N. Texas Avenue
           Bryan, Texas 77803
           Attention: President
           Facsimile: (979) 778-9389

           with a copy to:

           Larry Schoenbrun, Esq.
           Gardere Wynne Sewell LLP
           1601 Elm Street, Suite 3000
           Dallas, Texas 75201
           Facsimile: (214) 999-3703

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article IV, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article IV may be enforced by the beneficiaries thereof.

     SECTION 10.4 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 10.5 Amendments. This Agreement may be amended by the parties hereto (in the case of the Company, only if authorized by the Special Committee), at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of Mergerco and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America located in the State of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

     SECTION 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.


     SECTION 10.9  Interpretation.  In this Agreement:


          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          (b) "Company Material Adverse Effect" shall mean a material adverse effect or change on (a) the business or financial condition of the Company and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the office furniture manufacturing industry, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

          (c) "Mergerco Material Adverse Effect" shall mean a material adverse effect or change on (a) the business or financial condition of Mergerco, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the office furniture manufacturing industry, or (b) the ability of Mergerco to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

          (d) "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

          (e) "Family" shall mean such individual's spouse, any other natural person who is related to the individual or the individual's spouse within the second degree, and any other natural person who resides with such individual.

     SECTION 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                            NEUTRAL POSTURE ERGONOMICS, INC.


                                            By:
                                              ----------------------------------
                                                      Thomas G. Peterson
                                                          President

                                            NEUTRAL POSTURE ERGONOMICS MERGER
                                            CO., INC.

                                            By:
                                              ----------------------------------
                                                      Rebecca E. Boenigk
                                                    Chairman of the Board

                                                                       EXHIBIT A


                                THE BUYER GROUP

                                                              NUMBER OF SHARES
                                                              OF COMMON STOCK
MEMBER OF GROUP                                                OF THE COMPANY
---------------                                               ----------------
Mark Benden.................................................        6,100
Rebecca Boenigk.............................................      897,610
Bobby Boenigk, as custodian under the UGMA for Rachel E.
  Boenigk...................................................        9,450
Bobby Boenigk, as custodian under the UGMA for Ryan Alan
  Boenigk...................................................        9,450
Catherine Coker.............................................       97,195
Catherine Coker, as custodian under the UGMA for Cannon Todd
  Coker.....................................................        2,350
Jaye Congleton..............................................      809,740
Jaye Congleton, as custodian under the UGMA for Chase W.
  Congleton.................................................        2,350
Jaye Congleton, as custodian under the UGMA for Claire D.
  Congleton.................................................        2,350
David Ebner.................................................       60,100
Gregory Katt................................................        5,350
Thomas Peterson.............................................      100,000
Michele Zincke..............................................       25,838

                                                                      APPENDIX B


                     OPINION OF SOUTHWEST SECURITIES, INC.

                                                                January 30, 2001

Special Committee of the
Board of Directors
Neutral Posture Ergonomics, Inc.
3904 N. Texas Avenue
Bryan, Texas 77803

Ladies:

     You have requested our opinion as investment bankers as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), other than the Buyer Group (as defined below) of Neutral Posture Ergonomics, Inc. (the "Company") of the $2.27 per share in cash proposed to be received by such holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 30, 2001 (the "Agreement"), between the Company and Neutral Posture Ergonomics Merger Co., Inc. ("Mergerco"). The "Buyer Group" shall mean certain shareholders of the Company named in Exhibit A of the Agreement who own approximately 62% of the outstanding shares of the Company's Common Stock. The Agreement provides that the Company will be merged with and into Mergerco, with Mergerco being the surviving corporation (the "Merger") and each outstanding Share (other than Shares already owned by Buyer Group) be converted into the right to receive $2.27 in cash.

     In connection with the opinion described below, we have reviewed business and financial information relating to the Company. We have, among other things:
(i) reviewed the Agreement; (ii) reviewed certain publicly available financial statements and other information of the Company; (iii) discussed with certain members of senior management of the Company the past and current business operations, financial condition and future prospects of the Company; (iv) reviewed certain internal financial analyses and forecasts prepared by management; (v) reviewed current and historical market prices of the Common Stock of the Company; (vi) visited the headquarters of the Company; (vii) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; and
(viii) reviewed the financial terms of certain business combinations that we deemed relevant.

     In addition, we have considered such other information and have conducted such other analyses as we deemed appropriate under the circumstances. In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to us by the Company or otherwise reviewed by us. We have not independently verified the accuracy or completeness of such information. We have not made or obtained any independent evaluations or appraisals of any of the properties, assets or liabilities (contingent or otherwise) of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. With respect to financial projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance of the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder with respect to the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that as of the date hereof, the consideration to be received by the holders of Shares (other than the Buyer Group) in the proposed Merger is fair to such holders from a financial point of view.

                                            Very truly yours,

                                            SOUTHWEST SECURITIES, INC.


                                            By:    /s/ RICHARD L. DAVIS

                                              ----------------------------------
                                                       Richard L. Davis
                                                      Managing Director

                                                                      APPENDIX C

                EXCERPTS FROM THE TEXAS BUSINESS CORPORATION ACT

ARTICLE 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
        (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                        NEUTRAL POSTURE ERGONOMICS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Rebecca E. Boenigk and Gregory A. Katt, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Neutral Posture Ergonomics, Inc. held of record by the undersigned on March 22, 2001, at the Special Meeting of Shareholders to be held on April 27, 2001, at 9:00 a.m. at the Brazos Center, 3232 Briarcrest Drive, Bryan, Texas, or any adjournment thereof, and especially to vote as directed below on the items of business specified below, as more fully described in the Notice of the Special Meeting dated March 30, 2001 and the proxy statement accompanying the notice.


     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.


     IMPORTANT - - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.



                                   ----------

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                             APPROVAL OF THE MERGER

  FOR the merger agreement [ ]   AGAINST the merger agreement [ ]   ABSTAIN [ ]

       The undersigned hereby authorizes the Proxies, in their discretion, to vote upon any adjournment of the Special Meeting.


     The undersigned hereby revokes any proxy or proxies previously given to represent or vote such common stock and hereby ratifies and confirms all actions that said Proxies, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.


                                       DATED:                             , 2001
                                             -----------------------------

                                       -----------------------------------------

                                       -----------------------------------------
                                            Signature(s) of Shareholder(s)

                                       Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as attorney, executor, administrator, guardian, trustee, or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

     Please complete, date and sign this proxy and return it in the enclosed envelope.